EXHIBIT 10.11

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

GAS GATHERING AND TREATING AGREEMENT

BETWEEN

ENCANA OIL & GAS (USA) INC.

AND

CENTERPOINT ENERGY FIELD SERVICES, INC.

DATED SEPTEMBER 1, 2009

SECTION 8.	GATHERER PRESSURE REQUIREMENTS	13
8.1	Pressure Requirements	13
8.2	Relief from Pressure Requirements	14
8.3	Permanent Release of Shipper Gas for Failure to Comply with the Pressure Requirements	14
8.4	Relief From Pressure Requirements Due To Hydraulic Constraints	14

SECTION 9.	ANNUAL VOLUME COMMITMENTS	15
9.1	Volume Commitments	15
9.2	Fee Reduction for Meeting Total Volume Commitment	15
9.3	Calculation of Volume Shortfalls	15
9.4	Third Party Gas to be Applied to Volume Commitments	15
9.5	Reduction in Volume Commitment in the Event of Permanent Release	16
9.6	Reduction in Volume Commitment for Failure to Meet Pressure Requirements	16
9.7	Reduction in Annual Volume Commitment, Generally	16
9.8	Incremental Gas Volumes	16

SECTION 10.	FAVORED NATIONS	17

SECTION 11.	PARENT GUARANTY AND LIQUIDATED DAMAGES	17
11.1	Parent Guaranty	17
11.2	Timely Completion of the Magnolia Gathering System	17

SECTION 12.	NOTICES	18

SECTION 13.	COUNTERPARTS	20

SECTION 14.	REPRESENTATION AND WARRANTIES	20

SECTION 15.	INSURANCE	21

SECTION 16.	DISPUTES	23
16.1	Committee of Management and Arbitration Process	23
16.2	Waiver of Jury Trial	23
16.3	Jurisdiction and Venue	24

SECTION 17.	CARBON LEGISLATION	24
17.1	Title and Custody	24
17.2	CO2 Taxes	24
17.3	Notice	24
17.4	CO2 Credits	25

SECTION 18.	MULTIPLE PREFERENTIAL CAPACITY SHIPPERS	25

Exhibit A	Committed Area
Exhibit B	Magnolia Gathering System
Exhibit C	Initial Design Conditions
Exhibit D	Initial Build Timelines
Exhibit E	Incremental Gathering Fees and Related Notice Provisions
Exhibit F	Expansion Fee Calculations
Exhibit G	Example of Additional Services Fee Calculation
Exhibit H	Parent Guaranty
Exhibit I	Redelivery Points
Exhibit J	Attornment Letter
Exhibit K	Shared Easements
Appendix A	General Terms and Conditions

GAS GATHERING AND TREATING AGREEMENT

This Gas Gathering and Treating Agreement (“Agreement”) is made and entered into this 1st day of September, 2009 (the “Effective Date”) by and between EnCana Oil & Gas (USA) Inc., a Delaware corporation (“Shipper”), and CenterPoint Energy Field Services, Inc., a Delaware corporation (“Gatherer”). Shipper and Gatherer may be referred to individually as a “Party,” or collectively as the “Parties.”

RECITALS:

A. Pursuant to that certain Purchase and Sale Agreement dated as of August 19, 2009 (the “PSA”), by and between Shipper and Shipper Partner, as “Seller,” and Gatherer, as “Buyer,” Shipper and Shipper Partner conveyed certain natural Gas gathering and treating facilities located in the Red River and DeSoto Parishes, Louisiana;

B. In accordance with the terms and conditions of this Agreement, Gatherer will provide gathering, treating services, dehydration and redelivery compression services to Shipper with respect to certain Gas produced from the Committed Area; and

C. Simultaneously with the execution of this Agreement, Shipper Partner has entered into a Gas Gathering and Treating Agreement with Gatherer.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

SECTION 1. SCOPE OF AGREEMENT AND GENERAL TERMS AND CONDITIONS

This Agreement incorporates the General Terms and Conditions contained in Appendix A attached hereto (the “General Terms and Conditions”), together with any other Exhibits attached hereto. Capitalized terms used herein, but not defined herein, are defined in the General Terms and Conditions.

SECTION 2. TERM AND TERMINATION

2.1 Term. This Agreement shall take effect as of the Effective Date and continue thereafter until August 31, 2024 (the “Primary Term”), unless terminated earlier in accordance with the terms and conditions of this Agreement. After expiration of the Primary Term, this Agreement will automatically renew for one (1) successive five (5) year renewal period (a “Renewal Term,” as applicable) unless terminated by Shipper upon written notice to Gatherer given no less than two (2) years prior to the expiration of the Primary Term. After expiration of the first Renewal Term, this Agreement will automatically renew for successive five (5) year Renewal Terms unless terminated by either Party upon written notice to the other Party no less than two (2) years prior to the expiration of the then current Renewal Term (the Primary Term and any Renewal Terms shall be collectively referred to as the “Term”).

2.2 Termination. The Parties may terminate this Agreement as follows:

(a) By either Gatherer or Shipper upon the occurrence of any material breach by the other Party of any material covenant, obligation or provision contained in this Agreement that: (i) is not subject to any other termination provision, penalty, remedy or cost contained. in Sections 3.1, 8.1, 8.3, 9.5, 9.6, 9.7 herein or Section 7 of the General Terms and Conditions; and (ii) has not been repaired, adjusted, modified or remedied within ninety (90) days after the receipt of written notice from the Party asserting a breach specifically identifying the material breach; unless any such non-performance or non-compliance is otherwise excused pursuant to the terms and conditions of this Agreement, including, without limitation, Force Majeure. However, if the nature of the such repairs, adjustments, remedies or modifications is such that they cannot be completed within the ninety (90) day period, the non-breaching Party may not terminate this Agreement if the breaching Party commences such repairs, adjustments or modifications promptly within thirty (30) days after said written notice and thereafter diligently prosecutes the same to completion.

(b) By either Party upon the entry of the other Party into voluntary or involuntary bankruptcy;

(c) By Shipper in accordance with Sections 8.3 or 11.2, which expressly provide termination rights; or

(d) By both of the Parties at any time upon mutual written agreement.

SECTION 3. DEDICATION AND SERVICE

3.1 Dedication. Subject to the terms and conditions of this Agreement, Shipper commits to this Agreement and agrees to deliver to the Receipt Points for Gathering and Treating, (i) all Gas produced by Shipper from the Haynesville and Bossier formations which is attributable to Interests owned by Shipper within the lands and acreage described on Exhibit A attached hereto (referred to as the “Committed Area”) during the Term and (ii) with respect to wells located on the Committed Area in which Shipper is the operator, Gas produced from such wells during the Term which is attributable to the Interests of other working interest owners, overriding royalty interest owners, and royalty owners which is not taken “in-kind” by such owners and for which Shipper has the right and/or obligation to market or deliver such Gas, for only so long as such Gas is not taken “in-kind” (collectively, the “Dedication”).

(a) The following shall be excluded from the Dedication:

(i) Gas produced by Shipper reasonably required for Shipper’s operations on the Committed Area and consumed by Shipper prior to delivery to a Receipt Point;

(ii) Gas delivered to the gathering system owned by Tri-State North Louisiana Midstream, LLC (“Tri-State”) pursuant to that certain Gas Gathering Agreement between Shipper and Tri-State dated. September 8, 2008, as amended by the First Amendment and Second Amendment thereto (the “Tri-State Agreement”) to fulfill volume commitments in the Tri-State Agreement in effect until April 1, 2010 if such volume commitments are satisfied by such date; if the volume commitments are not satisfied by April 1. 2010, then

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the volume commitments may be extended to April 1, 2011. After the volume commitment is satisfied, this Tri-State Agreement Gas will be subject to the Dedication, unless otherwise agreed by the Parties and Gatherer shall have no further obligation to deliver Shipper Gas to Tri-State;

(iii) Interests acquired by Shipper after the Effective Date that are subject to commitments or dedications in existence prior to Shipper’s acquisition of the Interests; provided, however, Shipper at its sole option may include such Gas upon the expiration of such commitments or dedications; and

(iv) By written request of Shipper, and approved by Gatherer, which approval shall not be unreasonably withheld or delayed, Gas produced by Shipper from wells located in the Committed Area that are not operated by Shipper or Shipper Partner.

(b) Gatherer shall deliver Shipper’s untreated Gas to the Tri-State Redelivery Points as identified in Exhibit I. This Gas delivered to Tri-State shall initially be excluded from the Dedication as per Section 3.1(a)(ii) and any Gatherer’s fees that are provided for in Section 4. Shipper shall continue to pay the applicable fees to Tri-State until Shipper’s required volume commitments to Tri-State are met. Upon Shipper’s satisfaction of its volume commitments to Tri-State, the Gas previously delivered to Tri-State shall become part of the Dedication and all terms and conditions of this Agreement will apply to the Gas.

(c) Shipper has a Gas treating agreement with Hawk Field Services LLC (“Petrohawk”). Subject to prevailing pressures allowing flow at the Petrohawk Redelivery Point, identified as such on Exhibit I, Gatherer shall deliver untreated Shipper Gas to the Petrohawk Redelivery Point if: (1) Gatherer has insufficient capacity to Treat Shipper Gas at its WOR Plant; or (2) Shipper has more Gas than there is Treating capacity on the WOR Magnolia Gathering System, and in either event Shipper shall pay a reduced Gathering Fee of [***] per MMBtu for Gas redelivered to the Petrohawk Redelivery Point in addition to the applicable Petrohawk fee. Shipper is responsible for all fees due to Petrohawk under the Petrohawk agreement for Treating as provided in this Section 3.1(c).

(d) If Gatherer for any reason other than reasons caused by Shipper, events of Force Majeure, or the provisions of Section 3.3, or 8.4, is unable for fifteen (15) consecutive days to Gather or Treat all or any portion of the Gas produced by Shipper within the Committed Area as required by this Agreement, Shipper shall notify Gatherer in writing of Shipper’s desire to implement the provisions of this Section 3.1(d). If, within thirty (30) days of Gatherer’s receipt of such notice, Gatherer has not cured the failure to take all, or the affected portion, of Shipper’s Gas, then that portion of such Gas that Gatherer is not Gathering or Treating shall be temporarily released from the Dedication. Gatherer acknowledges that Shipper may enter into alternative gathering or treating arrangements with third parties, provided that the duration of such agreements will not exceed six (6) Months, unless otherwise agreed. The temporary release from the Dedication shall remain in place until the later on (i) such point in time as Gatherer demonstrates to Shipper’s reasonable satisfaction that it is able to Gather or Treat the Gas as the case may be; or (ii) the expiration of the third party gathering or treating arrangements consistent with the preceding sentence.

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(e) Notwithstanding the Dedication. Shipper expressly reserves unto itself, its successors and assigns the following: (i) the right to operate within the Committed Area free from any control by Gatherer, including, without limitation, the right (but never the obligation) to drill new wells, to repair, rework, deepen, plug back and recomplete wells, to surrender. release or terminate any lease (in whole or in part) covering the affected land; (ii) the right to deliver at the well production to lessors of leases on such lands in quantities to fulfill lease obligations from time to time, including the right to take royalty in kind; (iii) the right to use production for development and operation of such lands; (iv) the exclusive right to process Shipper Gas and Undedicated Shipper Gas in facilities not on the Magnolia Gathering System for recovery and removal of certain liquefiable hydrocarbons, and (v) the right to own any Plant Products or Condensate.

3.2 Gathering and Treating Services.

(a) Subject to the other terms and conditions hereof, including, without limitation, Preferential Capacity (as defined below), Gatherer agrees to Gather at the Receipt Points, Treat, dehydrate and provide redelivery compression to the Interconnecting Pipelines as more fully described below and deliver to Shipper, or for the account of Shipper, at the Redelivery Points, the total Thermal Content of the Shipper Gas and Undedicated Shipper Gas received from Shipper at the Receipt Points, less Fuel as described in Section 3.4. Subject to the terms and conditions of this Agreement, including, without limitation, Section 5.1, Gatherer shall redeliver the Gas that it is required to redeliver to Shipper, or for Shipper’s account, at Redelivery Points at a quality meeting the specifications as of the Effective Date required by the Interconnecting Pipelines receiving Shipper Gas and Undedicated Shipper Gas. To the extent that the specifications by said Interconnecting Pipeline(s) become more restrictive after the Effective Date and require additional services or Treatment to redeliver Shipper’s Gas or Undedicated Shipper Gas hereunder, the parties shall follow the applicable provisions of Section 7, Additional Services. Gatherer shall redeliver Shipper Gas and Undedicated Shipper Gas at pressures sufficient to enter any applicable Interconnecting Pipeline at a pressure not to exceed the maximum allowable operating pressure of such applicable Interconnecting Pipeline. Gatherer will be solely responsible for redelivery compression to the Interconnecting Pipelines, dehydration, and amine treatment of the Gas Gathered pursuant to this Agreement. Gatherer shall be responsible for operating, maintaining, and repairing the Magnolia Gathering System in a timely manner and, unless otherwise provided in this Agreement, for all costs and expenses associated with the operation, maintenance, and repair of the Magnolia Gathering System.

(b) Notwithstanding any other provision in this Agreement, Gatherer’s obligations hereunder will be suspended to the extent affected by any delay or obstacle resulting from the delay or failure by Shipper to assign to Gatherer any “Non-Assignable Agreement” pursuant to the terms of the PSA. The suspension(s) shall commence at the start of such delay or obstacle and end on the date(s) such delay(s) or obstacle(s) is cured. Gatherer shall give written notice to Shipper within three (3) Business Days following the start of such delay or obstacle claimed by Gatherer to excuse performance pursuant to this Section 3.2(b).

3.3 Plant Inlet Specifications. Shipper shall be required to comply with the Gas Specifications. Notwithstanding these Gas Specifications, the Parties acknowledge and agree that if Gas exceeds (i) five percent (5%) CO2 or (ii) over twenty parts per million (20 ppm) H2S at

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the Plant inlets (“Plant Inlet Specifications”), then the capacity of such Plants may be reduced. In such event, Gatherer shall use commercially reasonable efforts to blend Shipper Gas with other Gas available on the Magnolia Gathering System to comply with the Plant Inlet Specifications. Notwithstanding the provisions of Section 3.3 of the General Terms and Conditions, in the event that (i) Gatherer is unable to blend Shipper Gas to comply with the Plant Inlet Specifications up to the capacity of the Initial Build Conditions, (ii) Gatherer is not able to obtain consents from the Shipper and any other Preferential Capacity Shippers to make necessary and reasonable adjustments to bring the Gas within the Plant Inlet Specifications and (iii) Plant capacity is reduced, then Gatherer shall curtail Gas in the following order: (x) Gas delivered by third party shippers and (y) Gas from a particular Receipt Point or Points not meeting the Plant Inlet Specifications, provided that in the event that more than one Receipt Point has Gas that exceeds the Plant Inlet Specifications, the Receipt Point containing the greatest amount of CO2 and H2S will be curtailed first. The Parties acknowledge and agree that no breach of this Agreement shall occur, and no penalty or termination right is created, when the capacity of a particular Plant is reduced when Shipper delivers Gas to the Receipt Points that does not meet the Plant Inlet Specifications to the extent, and only to the extent, that the delivery of such Gas causes the reduction in capacity of the applicable Plant. If Additional Services are provided pursuant to Section 7, with respect to the Gas Specifications, Gatherer and Shipper shall amend the Plant Inlet Specifications as necessary to take into account the Additional Services.

3.4 Fuel. The Parties acknowledge and agree that Gatherer may use Shipper Gas as Fuel in accordance with, and subject to the limitations of, the provisions of this Section 3.4.

(a) Gathering Fuel. During, the Term, unless otherwise agreed by the Parties, Shipper shall provide Fuel in kind to Gatherer for operation of the Gathering Facilities equal to [***], in terms of MMBtus, of the Gas delivered to Gatherer by Shipper for Gathering each Day at each Receipt Point (“Gathering Firer”). For purposes hereof, Gathering Fuel shall include Lost and Unaccounted for Gas.

(b) Plant Fuel. In addition to Gathering Fuel described in 3.4(a) above, Shipper shall provide actual Fuel in kind to Gatherer equal to the amount of Gas (allocated pro-rata based on the amount of Gas delivered at the Receipt Points by any party during any given month), in terms of MMBtus, which is retained and metered by Gatherer and consumed by the Plants for regeneration of the amine, generators for Plant power generation subject to the provisions of Section 5.8, Plant emission reduction requirements, and fuel necessary to combust any H2S leaving vents in order to provide safe working conditions (“Plant Fuel”).

SECTION 4. FEES AND CONSIDERATION

4.1 Gathering Fee. Subject to the other terms and conditions herein, Gatherer shall charge and Shipper shall pay a fee for the Gathering, compression, dehydration, Treatment, and redelivery of Gas hereunder a fee (the “Gathering Fee”) equal to [***] per MMBtu of Shipper Gas or Undedicated Shipper Gas delivered to Gatherer by Shipper.

4.2 Fee Adjustment. The Gathering Fee shall escalate annually One Cent ($0.01) per MMBtu per year, commencing on the fifth anniversary of the Effective Date and on the same day every year thereafter through and including the first (.1st) day of the ninth anniversary of the

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Effective Date, after which such annual escalations shall cease. After the ninth anniversary of the Effective Date, the Gathering Fee shall remain subject to changes pursuant to the provisions of Sections 6 (Expansion Capacity). 7 (Additional Services and Interconnections) 8 (Gatherer Pressure Requirements), 9 (Annual Volume Commitments), and 10 (Favored Nations).

4.3 Decrease in Gathering Fees. On the eleventh anniversary of the Effective Date, the Gathering Fee then in effect will be reduced [***] per MMBtu, but will remain subject to the applicable fee changes referenced in Section 4.2 above.

4.4 Change in Laws. Except as provided for in Section 17, if there is a material change in any law, rule or regulation imposed by any governmental or regulatory body having jurisdiction over Gatherer or the Magnolia Gathering System (a “Change in Laws”), and such Change in Laws directly results in the imposition on Gatherer of an additional tax or fee (other than the income taxes of Gatherer) (a “New Tax”) or a cost or expense in relation to the services provided by Gatherer hereunder that increases the cost of providing Gathering or Treating hereunder by more than 10% of the then-effective Gathering Fee (the “Threshold”), then:

(i)	Gatherer will provide Shipper with prompt notice of any Change in Laws as soon as practicable after Gatherer becomes aware of such; and

(ii)	if the Change in Laws:

(X)	results in a New Tax, Shipper shall reimburse Gatherer for the actual cost to Gatherer of the New Tax over and above the Threshold;

(Y)	otherwise results in an additional cost or expense to Gatherer, Shipper will reimburse Gatherer for the actual, direct and provable increase in Gatherer’s cost of providing Gathering or Treating, as applicable, hereunder resulting directly from the Change in Laws over and above the Threshold; or

(Z)	at Shipper’s election, Gatherer and Shipper will negotiate in good faith to select and implement the most cost-effective solution available to satisfy the Change in Laws. If Shipper elects this option (Z), the Parties agree to make any necessary amendments to the Agreement to: (i) preserve, to the greatest extent practicable, the economic benefits and risk allocation contemplated by this Agreement; and (ii) implement the most cost effective solutions to the Change in Laws. The Parties acknowledge that nothing in this Section 4.4 is intended to guarantee Gatherer’s rate of return.

SECTION 5. CONSTRUCTION OF THE MAGNOLIA GATHERING SYSTEM AND PREFERENTIAL CAPACITY

5.1 Magnolia Gathering System. Gatherer shall design and construct a new Gathering system that will incorporate portions of existing gathering and treating facilities and additional new facilities and that will be capable of Gathering and Treating 500 MMcf per Day on the East side of the Red River (“EOR”), and, subject to the limitations described below, 200 MMcf per

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Day on the West side of the Red River (“WOR”), all such facilities FOR and WOR shown on the attached Exhibit B (collectively, these existing and new facilities comprise the “Magnolia Gathering System”). The Magnolia Gathering System shall consist of the facilities described in the attached Exhibit C and shall be constructed in accordance with the schematics, plans, time periods, and Initial Build Conditions attached as Exhibits B, C and D in compliance with all applicable laws, rules and regulations of all governmental authorities having jurisdiction. Gatherer shall utilize commercially reasonable efforts to complete construction of the Magnolia Gathering System by or before December 31, 2010 (the “Gathering System Completion Date”) provided that no later than June 30, 2010, all Receipt Points have been designated as per Section 5.6. Gatherer shall deliver to Shipper written notice of the Gathering System Completion Date within three (3) Business Days after the occurrence thereof. Notwithstanding the foregoing, the Parties acknowledge that the Magnolia Gathering System shall have the following limitations with respect to capacity: (i) the portion of the Magnolia Gathering System FOR shall not be capable of Gathering and Treating 500 MMcf per Day until such time as Plant 2 at the Magnolia site is operational as shown on Exhibit D; and, (ii) the portion of the Magnolia Gathering System WOR shall be capable of Gathering and Treating 200 MMcf per Day.

5.2 Initial Build Conditions and Milestone Completion Dates. The Magnolia Gathering System, as constructed pursuant to this Section 5, shall comply with the “Initial Build Conditions” set forth on the attached Exhibits B and C. In addition, Gatherer shall utilize commercially reasonable efforts to complete construction of the specific construction milestones for the Magnolia Gathering System detailed in the attached Exhibit D (the “Milestone Completion Dates”), which may be revised upon mutual agreement of the Preferential Capacity Shippers and Gatherer. If Gatherer anticipates, in its reasonable judgment and opinion, that it will not meet a Milestone Completion Date, then Gatherer shall provide Shipper as much advance notice as reasonably possible.

5.3 Remedies for Failure to Meet Milestone Completion Dates. In the event that Gatherer fails to meet a Milestone Completion Date in the absence of Force Majeure, Shipper shall be entitled to the cumulative remedies set forth in Sections 5.3(a) and (b) below:

(a) For each Day that Shipper is prevented from delivering any Gas to the Magnolia Gathering System, Shipper shall, in addition to the remedies provided for in Section 5.3(b) below, be entitled to one (1) Day of Gathering service without paying the associated Gathering Fee then in effect for such well or wells impacted as a result of the failure to meet the applicable Milestone Completion Date, beginning with the first delivery of Gas from the well or wells, with such Days of Gathering service without paying the associated Gathering Fee not to exceed ninety (90) Days of Gathering service for such well or wells; and,

(b) Subject to the provisions of Section 18.1, Shipper may, but shall not be obligated to, elect to complete construction of those portions of the Magnolia Gathering System for which Gatherer has not met an applicable Milestone Completion Date at Shipper’s sole cost and expense and elect to either: (i) retain ownership of such constructed facilities, in which case Gatherer shall provide necessary access and cooperate with Shipper to facilitate the construction and operation of such facilities, provided that to the extent Shipper retains ownership, Gatherer shall be compensated by Shipper for the actual cost of constructing the relevant portions of the Magnolia Gathering System through the date such election is exercised; or. (ii) convey ownership of such constructed facilities to Gatherer and recover from Gatherer the actual costs to construct the facilities (including but not limited cost of equipment and labor).

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5.4 Construction Plans. Upon acceptance by Gatherer and the Preferential Capacity Shippers of the schematics, plans and time periods identified on Exhibit D, and the Initial Build Conditions, or the applicable schematics, plans, time periods and specifications for any new facilities excluding the Receipt Points, which are provided for in Section 5.6 (collectively the “Construction Plan(s)”) to be constructed pursuant to this Agreement, Gatherer will proceed with the applicable Construction Plan in a good and workmanlike manner, consistent with prudent industry practices, customary engineering practices, to Gatherer’s specifications and in compliance with the Initial Build Conditions and all applicable laws, rules and regulations of all governmental authorities having jurisdiction. Furthermore, Gatherer will use its best efforts to complete the work under any applicable Construction Plans in accordance with the mutually agreeable timelines provided therein (including the Expansion Completion Deadlines provided for in Exhibit E). Such Construction plans for Expansion Capacity or new facilities shall also have mutually agreeable Milestone Completion Dates similar to those described in Section 5.2 above, and the remedies under Sections 5.3 and 11.(b) shall apply, as applicable, to such Expansions or new facilities.

5.5 Periodic Planning Meetings. The Parties and Shipper Partner shall meet no less often than monthly to: (i) discuss Shippers drilling plans, (ii) review the progress of construction, (iii) review Shipper’s good faith production forecasts, (iv) review the facility requirements, including potential Receipt Points, for the Magnolia Gathering System and any required or desirable changes in the design scope; (v) any changes to the construction performance and operations performance as per the requirements and timelines agreed upon as part of this Agreement; and (vi) any other matters concerning the Parties’ performance under the Agreement. Gatherer will make available on a monthly basis, in addition to the daily readings Shipper can access on Gatherers operational data acquisition system, a report detailing operational data as decided upon by the Parties during the initial and on-going weekly planning meetings as provided in this Section 5.5. The purpose of these meetings is to provide meaningful communication and advance planning for facilities on the Magnolia Gathering system. The Parties shall each designate a representative to participate in the Parties weekly planning meetings and serve as a single point of contact for all planning, operations and coordination aspects of this Agreement.

5.6 Method of Selecting Receipt Points and Construction of Initial Build Laterals. At any time during the Term, either of the Preferential Capacity Shippers may designate a Receipt Point up to the collective number of Receipt Points identified on Exhibit C in each of the governmental sections within the Committed Area from which Gatherer will receive Shipper Gas (“Receipt Points”). Upon Gatherer’s receipt of such Preferential Capacity Shipper’s written notice designating such Receipt Points and the designated operator of such Receipt Points (the “Receipt Point Notice”), Gatherer shall commence and diligently acquire the necessary rights-of-way and permits in order to construct the lateral Gathering pipelines to connect the designated Receipt Points (the “Initial Build Laterals” as further defined in the General Terms and Conditions) and will use its best efforts to have the applicable Receipt Point and Initial Build Lateral operational and ready to receive Gas (the “Service Date”) on the date that is ninety (90) days from Gatherer’s receipt of such Preferential Capacity Shipper’s notice, If Gatherer is unable

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to complete the Receipt Point by the Service Date. then the provisions of Section 5.3 (a) and (b) are applicable to the Receipt Point and initial Build Laterals in accordance with Exhibit D. Gatherer and the Preferential Capacity Shippers have agreed the initial Build Laterals that extend off the Core Lines consist of 6” pipelines. The Initial Build Laterals include a total of 119.33 miles of six-inch diameter pipeline as detailed in Exhibits B and C. Anytime on or before March 1, 2010, the Preferential Capacity Shippers may elect to utilize up to 119.33 miles of six-inch diameter pipe in an alternate fashion than as that initially designed, as long as the total mileage of six inch pipe used by the Preferential Capacity Shippers collectively does not exceed 119.33 miles. The 119.33 miles of six-inch diameter pipeline maximum is exclusive of: (i) Red River bores; (ii) city limit pipelines assuming designated Receipt Point locations are within a city limit; and (iii) any laterals, Trunk Lines, flow lines and facilities required under Section 6 of this Agreement and (iv) any laterals, Trunk Lines, flow lines and facilities required under Section 7 of this Agreement. If more than 119.33 miles of six-inch diameter pipelines are required by the Preferential Capacity Shippers for Initial Build Laterals, then such laterals will be completed under the provisions provided in Section 7.

5.7 Interconnections as part of Initial Build. The Parties acknowledge that part of the assets acquired pursuant to the PSA include two existing Interconnections with Gulf South Pipeline Company’s Legacy System, one on each WOR and EOR. Gatherer will: (i) redeliver Shipper Gas produced from EOR wells or WOR wells to those existing Interconnections with Gulf South Pipeline Company’s Legacy System; and (ii) construct in total for Preferential Capacity Shippers three (3) additional EOR Interconnections and two (2) additional WOR Interconnections (for a total of five new Interconnections) as described on Exhibit L One of the three new Interconnections EOR will be to Gulf South Pipeline Company’s Legacy System downstream of Gulf South’s Hall Summit compressor station at a location near the area known as the “Magnolia Site” located in Section 3, Township 14, Range 9, Red River Parish, Louisiana. The location of the remaining points of Interconnection shall be subject to Gatherer’s sole discretion, reasonably exercised. These five new Interconnections shall be constructed as part of the Initial Build. For purposes of clarification and avoidance of doubt, notwithstanding the foregoing, Shipper Gas may be re-delivered to any Redelivery Point as nominated by Shipper up to the Interconnection’s stated capacity in accordance with the terms and conditions of this Agreement. Each of the five Interconnections referenced above are designed to accommodate a capacity of two hundred fifty (250) MMcf per Day. Gatherer will so construct or arrange the Plants to provide for future Interconnections to reduce potential downtime.

5.8 Power In-Service Date for Magnolia Gathering System. Gatherer shall use reasonable efforts to acquire commercial power for the Plants as soon as reasonably possible following the Effective Date. If after one (1) year from the Effective Date the applicable commercial power company does not provide power or Gatherer determines that it is not economically feasible for Gatherer to purchase such power, then Gatherer shall bear the costs associated with the actual fuel required to operate the generators after such date.

5.9 Preferential Capacity. Shipper Partner and Shipper (Shipper Partner and Shipper shall collectively be referred to as “Preferential Capacity Shippers”) shall collectively have the exclusive preferential right over all third parties to the complete and total available capacity as provided herein, including, without limitation, blending capacity. of the Magnolia Gathering System (inclusive of the Treating Plants. for the avoidance of doubt) in complete preference to

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and without any shared or proportional decrease in the Preferential Capacity Shippers’ Gas with any other shipper on the Magnolia Gathering System (inclusive of the Treating Plants, for the avoidance of doubt) in event of Force Majeure, Plant Maintenance or other partial or full curtailment (the “Preferential Capacity”). Gatherer shall be entitled to use any portion of the Preferential Capacity, on an interruptible basis, not necessary for the receipt and Treatment of the Preferential Capacity Shipper’s Gas, without restriction or obligation to the Preferential Capacity Shippers other than to provide the Preferential Capacity Shippers with the Preferential Capacity. Preferential Capacity shall be allocated between Preferential Capacity Shippers on a pro rata basis based on the applicable Annual Volume Commitment of the Preferential Capacity Shippers. Initially, there shall be only two Preferential Capacity Shippers on the Magnolia Gathering System–Shipper and Shipper Partner; provided, however, in the event that Shipper assigns less than all its interest in this Agreement to a third party, then Shipper shall be entitled, at its election, to apportion all, some or none of the applicable Volume Commitment and/or Preferential Capacity between Shipper and its assignee. Upon apportionment of all or some Preferential Capacity to an assignee of Shipper, such assignee shall become a Preferential Capacity Shipper.

5.10 Multi-line Rights of Way.

(a) With respect to any multi-line rights of way that are obtained by Gatherer from Shipper pursuant to the PSA, Gatherer will assign to Shipper the right to construct and operate the pipelines identified on Exhibit K. Such pipeline(s) shall be constructed and operated (a) at the sole risk and expense of Shipper, (b) pursuant to spacing specifications and requirements of Gatherer and in a manner that does not interfere with Gatherer’s operations, (c) at a location and within a specific area, approved in writing by Gatherer. Gatherer shall assign to Shipper the right to construct and operate pipelines in addition to those referenced in Exhibit K provided that such pipelines comply with requirements (a)-(c) in the foregoing sentence of this Section and do not adversely affect Gatherer’s future plans and anticipated needs in order to provide service under this Agreement.

(b) Gatherer will use its reasonable efforts to obtain multi-line and multi-use rights of way where possible. In the event multi-line rights are obtained by Gatherer, Shipper may request the assignment of the right to construct and operate one or more pipelines pursuant to such multi-line rights. Gatherer shall consent to such request for assignment by Shipper, unless such assignment would adversely affect Gatherer’s future plans and anticipated needs in order to provide service under this Agreement. Gatherer shall consider a request for assignment by Shipper in good faith based on Gatherer’s future plans and anticipated needs, but Gatherer in its sole discretion shall determine whether to comply with such request for assignment. In the event Gatherer has the authority to do so and grants to Shipper the right to construct and operate one or more additional pipelines pursuant to the multi-line rights, such pipeline(s) shall be constructed and operated (i) at the sole risk and expense of Shipper, (ii) pursuant to spacing specifications and requirements of Gatherer, (iii) at a location and within a specific area, approved in writing by Gatherer, and (iv) so as not to interfere with Gatherer’s operations.

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SECTION 6. EXPANSION CAPACITY

6.1 Expansion Capacity Request. During the first five years of the Term, and upon written notice from Shipper (each notice being an “Expansion Capacity Request”) for an expansion of the capacity of the Magnolia Gathering System (“Expansion Capacity”), Gatherer shall expand the Magnolia Gathering System under the terms of this Section 6. Within the time periods provided on the attached Exhibit E, Gatherer shall commence and acquire the necessary rights-of-way and permits, and execute until complete, construction of Gathering lines, including necessary laterals, facilities and Plants necessary to increase the capacity of the Magnolia Gathering System (which, for the avoidance of doubt, is inclusive of the Initial Build Laterals) in minimum of 100 MMcf per Day increments up to a maximum additional capacity of 500 MMcf per Day to the FOR system and 500 MMcf per Day to the WOR system. Each 100 MMcf per Day increment may not be divided between FOR and WOR. The Expansion Capacity Request will specify Shipper’s requested additional capacity increase amount (in 100 MMcf per Day increments) and the location in the Committed Area, if any, the Shipper is requesting Gatherer to expand. Shipper may elect more than one 100 MMcf per Day increment at any one time. The Gathering Fee for all Gas delivered and Gathered through the Magnolia Gathering System shall adjust upon the in service date of Expansion Capacity, as specified in the attached Exhibit F (the “Revised Gathering Fee”). Shipper and Shipper Partner may make joint or separate Expansion Capacity Requests as long as the total capacity request meets the 100 MMcf per Day increment requirements for Expansion Capacity. Furthermore, in the event of an Expansion Capacity Request, then the provisions of Section 6.2 below shall apply with respect to both Shipper and Shipper Partner, regardless of whether Shipper or Shipper Partner make an Expansion Capacity Request.

6.2 Gathering Fees Associated with Expansion Capacity. Gathering Fees as a result of Expansion Capacity Requests occurring in the first five years after the Effective Date and up to a total of 1,000 MMcf per Day for FOR and a total of 700 MMcf per Day for WOR shall be calculated pursuant to Exhibit F. The Revised Gathering Fees that result from any Expansion will remain subject to the annual escalation, if applicable, and all other provisions herein which may further change the Gathering Fee from time-to-time. Detailed examples of how the Revised Gathering Fee is calculated with different expansion elections is illustrated in Exhibit F. Notwithstanding the above, in no event shall the Gathering Fee for the term of the Agreement exceed [***] or be less than [***] excluding adjustments to the Gathering Fee that result from operation of the following provisions in the Gathering and Treating Agreement: Subsection 4.2 (Annual Escalation), Subsection 9.2 (Annual Volume Commitments), Subsection 10 (Favored Nations), and Subsection 8.1(c) (Pressure), Section 6 (Expansion Capacity), and Section 7 (Additional Services). The Base Fees listed on Exhibit F are based upon specific design conditions and assumptions such as the time of construction, facilities, location of the facilities, flow rate, ratable volumes, etc. A copy of these design conditions/assumptions are found on Exhibit C and Exhibit D to this Agreement.

6.3 Expansion Capacity Annual Volume Commitment. Shipper covenants and agrees that during the first ten (10) years from the date of completion of any increment of additional capacity requested by Shipper, in addition to and apart from any Annual Volume Commitment (as defined in Section 9.1) made herein, Shipper will deliver to Gatherer for Gathering from the Committed Area a minimum quantity of Gas each Contract Year equal to the amount of

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additional incremental capacity requested pursuant to an Expansion Capacity Request (an “Expansion Capacity Annual Volume Commitment”) (and, to the extent that Shipper delivers an amount of Gas up to the Expansion Capacity Annual Volume Commitment, then that quantity of Gas shall be designated herein as “Incremental Gas” for purposes of Section 9.8). By way of example. if Shipper requests a 100 MMcf per Day expansion of incremental capacity. then the Expansion Capacity Annual Volume Commitment will be: (i) the thermal equivalent in MMBtu’s of 100 MMcf per Day; times (ii) three hundred sixty-five (365). For purposes of the Expansion Capacity Annual Volume Commitment, the Gross Heating Value of the Gas will be deemed to be nine hundred fifty (950) MMBtu’s per Mcf. Subject to Sections 9.5 and 9.6, in any year that Shipper fails to meet the total of all outstanding Expansion Capacity Annual Volume Commitments for that year (an “Expansion Capacity Volume Shortfall”), Shipper shall at its sole election, (i) remit a payment to Gatherer calculated by multiplying the Expansion Capacity Volume Shortfall for the applicable contract year by the Gathering Fees in effect during the corresponding year (the “Expansion Capacity Volume Shortfall Payment”); or (ii) pay an amount of money, paid in twelve (12) equal monthly installments, equal to the Expansion Capacity Volume Shortfall Payment plus interest at a rate that is the greater of: (X) [***]; or (Y) [***] plus the difference between: (i) the 10 Year U.S. Treasury Note Yield Curve Rates (as published in the “Commodities Report” in the Wall Street Journal for each day (the “10 Year Note Yield”)) for the last Business Day of the applicable Contract Year, and (ii) the 10 Year Note Yield as of the Effective Date. Gatherer shall calculate the Expansion Capacity Volume Shortfall and Expansion Capacity Volume Shortfall Payment, if any, within sixty (60) days after the expiration of the Contract Year in which the shortfall occurred, and the results shall be promptly provided in writing to Shipper. Shipper shall remit the Expansion Capacity Volume Shortfall Payment or first Expansion Capacity Volume Shortfall Payment monthly installment, if any, within thirty (30) days of receipt of the invoice containing the Expansion Capacity Volume Shortfall Payment calculation. Subsequent Expansion Capacity Volume Shortfall and Expansion Capacity Volume Shortfall Payment calculations and payments shall be made in the same manner upon expiration of each successive Contract Year.

6.4 Exchange of Information. To the extent permitted by applicable law as well as any contractual limitations with third parties, the Parties will periodically exchange information regarding future utilization of the Magnolia Gathering System by Shipper, Shipper Partner and/or Third Party Gas.

SECTION 7. ADDITIONAL SERVICES AND INTERCONNECTIONS

7.1 Additional Services. At any time during the Term, Shipper can request that Gatherer provide Additional Services or construct Additional Interconnections under this Agreement. The term “Additional Services” shall mean the provision of additional services or the installation of additional facilities that are not contemplated by Sections 5 and 6 of this Agreement. Additional Services may include, but are not limited to, such services or facilities necessary to increase capacity (to the extent not covered in Sections 5 and 6), to reduce pressures as requested by Shipper, including, without limitation, adding of additional pipe, looping of lines, or additional compression, and any additional Treating, processing services, or Additional Interconnections. The term “Additional Interconnections” shall mean the addition of Interconnections in excess of those contemplated in Section 5.7 of this Agreement.

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7.2 Notice of Request for Additional Services and Gatherer Proposal. If Shipper desires Additional Services or Additional Interconnections, then Shipper shall deliver written notice to Gatherer that describes the Additional Services or Additional Interconnections requested by Shipper. Within fifteen (15) days of receipt of such notice, or as soon as reasonably possible after Gatherer receives all cost estimates from Interconnecting Pipelines or third parties if such cost estimates are not received within the 15-day period, Gatherer shall submit to Shipper a proposal for such Additional Services or Additional Interconnections and the additional Gathering Fee. if applicable, in connection therewith (the “Additional Services Proposal”). The additional Gathering Fee, if applicable, which shall become effective upon completion of the construction of the Additional Services, shall be calculated based on the following factors: (i) the remaining term of the Agreement; (ii) capital expenditures for the Additional Services; and, (iii) the greater of: (X) Gatherer’s [***] internal required rate of return; or (Y) Gatherer’s [***] internal required rate of return plus the difference between: (i) the 10 Year Note Yield on the date of calculation; less (ii) the 10 Year Note Yield as of the Effective Date. An example of this calculation is provided in Exhibit G. Within fifteen (15) days of receipt of the Additional Services Proposal, Shipper shall notify Gatherer in writing either (x) to commence construction for such Additional Services or Additional Interconnections, (y) that Shipper shall construct such Additional Services or Additional Interconnections as provided in Section 7.3 below or (z) that Shipper has elected not to require construction of the requested Additional Services or Additional Interconnections at such time. If Shipper notifies Gatherer to commence construction for such Additional Services or Additional Interconnections, Gatherer and Shipper shall mutually agree on a written build schedule and construction milestones for the Additional Services or Additional Interconnections. Upon such mutual agreement, Gatherer shall commence and acquire the necessary rights-of-way and permits, and execute until complete, construction for such Additional Services or Additional Interconnections, including following the procedures for failure to meet the Milestone Completion Dates as provided for in Section 5.3.

7.3 Shipper Construction of Additional Facilities or Additional Interconnections. In the event that Shipper elects the option set forth in Section 7.2(y) above, then Shipper shall complete the construction for such Additional Services or Additional Interconnections at its sole cost and expense, in which case Shipper shall either (i) own those facilities so constructed by Shipper and Gatherer shall provide necessary access and cooperate with Shipper to facilitate the construction and operation of such facilities or (ii) subject to Gatherer’s approval at Gatherer’s sole discretion, convey ownership and operatorship of such Additional Facilities or Additional Interconnections to Gatherer and recover from Gatherer the actual costs to construct such facilities (including but not limited to cost of equipment and labor).

SECTION 8. GATHERER PRESSURE REQUIREMENTS

8.1 Pressure Requirements. Gatherer shall maintain the following daily pressure requirements on the Magnolia Gathering System (collectively, the “Pressure Requirements”):

(a) The daily average pressure at any individual Receipt Point shall not exceed 1,100 psig (the “Maximum Pressure”).

(b) The daily average pressure at all Receipt Points shall not exceed 975 psig (“Average Pressure”).

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(c) Reduction in Gathering Fees for Failure to Comply With Pressure Requirements During the Primary Term. In the event that any of the Pressure Requirements are exceeded for any reason other than (i) Force Majeure, (ii) Plant Maintenance (but not any other maintenance) and/or (iii) the delivery of volumes by Shipper which cause hydraulic constraints pursuant to the provisions of Section 8.4 below, then the Gathering Fees shall be reduced as follows: (i) in the event that the average daily pressure at any Receipt Point exceeds the Maximum Pressure for a cumulative fifteen (15) days in any Contract Year, the Gathering Fee then in effect shall be reduced by [***] per MMBtu with respect to the volume of Shipper Gas delivered to the particular Receipt Point during the applicable year; and, (ii) in the event that the average daily pressure at all Receipt Points exceeds the Average Pressure for a cumulative fifteen (15) days in any Contract Year, the Gathering Fee then in effect shall be reduced by [***] per MMBtu with respect to the volume of Shipper Gas delivered to all Receipt Points during the applicable year. If both preceding Gathering Fee reductions (i) and (ii) apply, only the greater of the two potential Gathering Fee reductions will apply. Within thirty (30) Days of the end of the applicable Contract Year, Gatherer will refund to Shipper the amount due pursuant to the applicable fee reduction.

8.2 Relief from Pressure Requirements. The Parties agree to waive the Pressure Requirements during the time the compression facilities described on Exhibit C are being installed and made operational in accordance with the schedule attached on Exhibit D during which time the average daily pressure at any Receipt Point shall not exceed 1,325 psig. Notwithstanding the foregoing, the waiver of the Pressure Requirements will not otherwise relieve the Parties of the obligations under this Agreement, including, without limitation, the obligation to meet the Gathering System Completion Date or the Milestone Completion Dates.

8.3 Permanent Release of Shipper Gas for Failure to Comply with the Pressure Requirements. If the daily average pressure at any Receipt Point exceeds the Pressure Requirements applicable to such Receipt Point (and Gatherer is not otherwise relieved of the obligation to maintain the Pressure Requirements pursuant to Section 8.2) for any thirty (30) consecutive Day period, and such excess pressure persists after notice to Gatherer and the opportunity for Gatherer to cure the same within a commercially reasonable time, then Shipper shall have the right (but not the obligation) to notify Gatherer in writing of its intent to immediately and permanently release from the Dedication any or all volumes of Shipper Gas delivered through the Receipt Points at which Gatherer was unable to comply with the Pressure Requirements for a period of thirty (30) consecutive Days. If the daily average pressure at all of the Receipt Points exceeds the Pressure Requirements (and Gatherer is not otherwise relieved of the obligation to maintain the Pressure Requirements pursuant to Section 8.2) and such excess pressure persists after notice to Gatherer and the opportunity for Gatherer to cure the same, then Shipper shall have the right (but not the obligation) to notify Gatherer in writing of its intent to terminate this Agreement, which termination shall become effective thirty (30) Days from the date of such notice.

8.4 Relief From Pressure Requirements Due To Hydraulic Constraints. Gatherer and Shipper have mutually agreed to the size of the Trunk Lines, Core Lines, and Initial Build Laterals. In the event that delivery of volumes by Shipper causes hydraulic constraints that prevent Gatherer from complying with the Pressure Requirements, then all Receipt Points affected by such constraints will be excluded from the Pressure Requirements until such time as

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such constraints no longer occur. Gatherer will notify Shipper within a reasonable time with a list of the Receipt Points that are affected by such constraints. Shipper may request Gatherer to remedy the hydraulic constraints, in which such remedies would comply with the terms and provisions of Section 7 of this Agreement.

SECTION 9. ANNUAL VOLUME COMMITMENTS

9.1 Volume Commitments. During the first ten (10) years of this Agreement, Shipper will deliver to Gatherer for Gathering from the Committed Area the following minimum quantities of Gas each year (each an “Annual Volume Commitments”):

Contract Year 1: [***] MMBtu	Contract Year 6: [***] MMBtu
Contract Year 2: [***] MMBtu	Contract Year 7: [***] MMBtu
Contract Year 3: [***] MMBtu	Contract Year 8: [***] MMBtu
Contract Year 4: [***] MMBtu	Contract Year 9: [***] MMBtu
Contract Year 5: [***] MMBtu	Contract Year 10: [***] MMBtu

9.2 Fee Reduction for Meeting Total Volume Commitment. The total volume commitment is [***] MMBtu (the “Total Volume Commitment”). If Shipper meets its Total Volume Commitment during Contract Years 1-9, which commitment shall include the application of Third Party Gas as provided below, the Gathering Fee then in effect will be reduced [***] per MMBtu effective the first (1st) day of the Month following the date Shipper meets its Total Volume Commitment, but will remain subject to any other provision herein that operates to change the Gathering Fee thereafter.

9.3 Calculation of Volume Shortfalls. The Contract Year 1 Volume Commitment shall commence on the Effective Date and shall run through the first anniversary of the Effective Date. Subject to the provisions of Sections 9.5 and 9.6, if in any Contract Year that Shipper fails to meet the Annual Volume Commitment (a “Volume Shortfall”), Shipper shall elect in writing to either: (i) remit a payment to Gatherer calculated by multiplying the Volume Shortfall for the applicable Contract Year by the Gathering Fee then in effect during the corresponding Contract Year (the “Volume Shortfall Payment”); or (ii) pay an amount of money, divided into twelve (12) equal monthly installments, equal to the Volume Shortfall Payment plus interest at a rate that is the greater of: (X) [***], or (Y) [***] plus the difference between: (i) the 10 Year Note Yield on the last Business Day of the applicable Contract Year; less (ii) the 10 Year Note Yield as of the Effective Date. Gatherer shall calculate the Volume Shortfall and Volume Shortfall Payment, if any, within sixty (60) days after the expiration of Contract Year in which the shortfall occurred, and the results shall be promptly provided in writing to Shipper. Shipper shall remit the Volume Shortfall Payment or first Volume Shortfall Payment monthly installment, if any, within thirty (30) days of receipt of the invoice containing the Volume Shortfall Payment calculation. Subsequent Volume Shortfall and Volume Shortfall Payment calculations and payments shall be made in the same manner upon expiration of each successive Contract Year.

9.4 Third Party Gas to be Applied to Volume Commitments. Any and all Undedicated Shipper Gas and any Gas delivered by a party other than the Preferential Capacity Shippers (collectively, “Third Party Gas”), shall be treated as Shipper Gas for purposes of calculating the Annual Volume Commitments and Total Volume Commitment. Gatherer shall apply Third Party

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Gas to the Shipper Gas Volume Commitment solely on a MMBtu to MMBtu (i.e.. 1:1) basis. Gas delivered by Preferential Capacity Shippers from outside the Committed Area will first be credited to the respective Shipper or Shipper Partner. The balance of Third Party Gas shall be allocated between Shipper and Shipper Partner calculated as a ratio: (i) the numerator of which is Shipper Gas delivered to the Magnolia Gathering System, and (ii) the denominator of which is (x) Gas delivered by Shipper Partner from within the Committed Area plus (y) Shipper Gas delivered to the Magnolia Gathering System. Any amount by which the volume of actual Gas delivered by Shipper in a Contract Year exceeds the Annual Volume Commitment for the corresponding year (“Excess Delivered Volumes”) shall be deemed part of the volume of actual Gas delivered for the next annual Volume Shortfall calculation. Unapplied Excess Delivered Volumes shall continue to carry forward until used to satisfy a committed quantity or until all commitment years have elapsed. If Shipper has met its Total Volume Commitments under the terms of this Section 9 and/or Section 6 of this Agreement, then such Excess Delivered Volumes shall be applied to Shipper Partner’s Annual Volume Commitments.

9.5 Reduction in Volume Commitment in the Event of Permanent Release. In the event of a permanent release of Gas from the Dedication pursuant to this Agreement, then the Annual Volume Commitments or any Expansion Capacity Annual Volume Commitments shall be proportionately reduced to reflect such release from the Dedication.

9.6 Reduction in Volume Commitment for Failure to Meet Pressure Requirements. Except for reasons of (i) Force Majeure, (ii) Plant Maintenance (but not any other maintenance), (iii) the delivery of Shipper Gas in excess of the Gas Specifications, (iv) Shipper delivering Gas in a manner that causes hydraulic constraints, or (v) violation by Shipper of the terms and conditions of this Agreement, in the event that Shipper is unable to produce Gas as a result of a violation of the Pressure Requirements hereunder and/or Gatherer is unable to receive all Shipper Gas tendered to the Magnolia Gathering System, then Shipper’s Annual Volume Commitments and/or any Expansion Volume Commitments shall be credited by an amount equal to the product of the following: (i) the Annual Volume Commitment and/or Expansion Capacity Annual Volume Commitment divided by 365 and (ii) the total volume of Shipper Gas tendered to, but not accepted on, the Magnolia Gathering System divided by the total capacity of the Magnolia Gathering System.

9.7 Reduction in Annual Volume Commitment, Generally. Except as expressly provided for in Sections 9.5 and 9.6 above, the Annual Volume Commitments and/or Expansion Capacity Annual Volume Commitment shall be reduced by any Gas that Gatherer is not able to receive from Shipper on any Day that Shipper is capable of delivering within the Initial Build Conditions, whether or not such failure is caused by Force Majeure.

9.8 Incremental Gas Volumes. Any Incremental Gas delivered pursuant to Section 6 shall count to satisfy the Total Volume Commitment required to achieve the Fee Reduction in Section 9.2.

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SECTION 10. FAVORED NATIONS

If at any time Gatherer provides terms to any third party delivering Gas into the Magnolia Gathering System with respect to a combination of services substantially similar to those provided hereunder that are more favorable than those received (or to be received) by Shipper, then Gatherer shall notify Shipper thereof, and the terms of this Agreement will be deemed amended, retroactive to the date of the execution of the documents between Gatherer and the third party, to provide the same economics and deal terms to Shipper.

SECTION 11. PARENT GUARANTY AND LIQUIDATED DAMAGES

11.1 Parent Guaranty. Simultaneously with the execution of this Agreement, Gatherer shall deliver to Shipper a guaranty in the form of Exhibit H attached hereto and made a part hereof for all purposes (the “Guaranty”), executed by Guarantor, pursuant to which Guarantor guarantees to Shipper the timely payment and performance of Gatherer’s obligations under this Agreement.

11.2 Timely Completion of the Magnolia Gathering System. The Parties acknowledge and agree that Shipper’s successful development of the Committed Area depends upon the timely completion of the Magnolia Gathering System. In addition, it may be difficult to calculate the amount of damages or Losses Shipper incurs in the event that the Magnolia Gathering. System is not completed by the Gathering System Completion Date and in a manner that complies with the Initial Build Conditions. The Parties agree that, in addition to any other rights and remedies available to Shipper hereunder, Shipper is entitled to:

(a) If Gatherer has not completed the Magnolia Gathering System by the Gathering System Completion Date and any portion of such failure to complete is due to any reason other than Force Majeure or Shipper’s breach of this Agreement, then Shipper shall be entitled to terminate the Agreement and purchase the existing assets comprising the Magnolia Gathering System, as well as the assets acquired pursuant to the PSA, at the (i) actual tax book value of such assets, as determined from the books and records of Gatherer, in the case of newly constructed facilities, and (ii) the purchase price paid by Gatherer, in the case of the assets acquired pursuant to the PSA; without limiting the foregoing, if the Magnolia Gathering System is not completed by the Gathering System Completion Date as extended by reason of Force Majeure or Shipper’s breach of this Agreement the same remedy as provided in this Section 11.2(a) shall apply; or,

(b) If the Magnolia Gathering System has not been completed within ninety (90) Days after the Gathering System Completion Date (the “Liquidated Damages Date”), and to the extent that neither party has previously exercised its termination rights under this Agreement, then for each day after the applicable Liquidated Damages Date in which the Magnolia Gathering System completion has not occurred, Gatherer shall pay Shipper liquidated damages, and not as a penalty, in the amount of [***] per Day following the Liquidated Damages Date (“Liquidated Damages”). Liquidated Damages which may be owed by Gatherer for any Day shall be proportionately reduced based upon the proportionate volume of Shipper Gas that Gatherer can Gather and Treat on the Magnolia Gathering System under this Agreement for that particular Day to the daily capacity of the Initial Build Conditions for the Magnolia Gathering System. Liquidated Damages shall not be owed for a period of greater than one year; provided, however, in the event that the Magnolia Gathering System has not been completed by the first anniversary of the Liquidated Damages Date, Shipper may exercise the rights provided in Section 11.2(a) above. Notwithstanding the foregoing provisions of this Section 11.2(b), the

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Liquidated Damages Date shall be extended for any Day, and Gatherer shall have no obligation to pay Liquidated Damages for such Day, in which Gatherer is excused from performance under the terms of this Agreement, including, without limitation, Force Majeure, Plant Maintenance (but not any other maintenance), the failure to designate all Receipt Points as required in Section 5.1, or the delivery by Shipper of volumes in excess of the capacity of the Magnolia Gathering System. or if the delay is otherwise caused by Shipper.

SECTION 12. NOTICES

All notices, statements, invoices or other communications required or permitted between the Parties shall be in writing and shall he considered as having been given if delivered by mail, e-mail, courier, hand delivery, or facsimile to the other Party at the designated physical address, e-mail address or facsimile numbers. Date of service by mail, courier, or hand delivery is the date on which such notice is received by the addressee, and date of service by e-mail or facsimile is the date sent (as evidenced by the sender’s electronic records if by e-mail or fax machine generated confirmation of transmission if by facsimile); provided, however, if such date received is not a Business Day, then date of receipt will be on the next date that is a Business Day, and if an e-mail or facsimile is received after 5:00 pm local time, then date of receipt will be the next Business Day. Normal operating instructions can be delivered by telephone or other agreed means. Notice of events of Force Majeure may initially be made by telephone and shall be confirmed in writing as soon as reasonably practicable after the telephonic notice. Monthly statements, invoices, payments and other communications shall be deemed delivered when actually received or when receipt is refused. Either Party may change its physical address, e-mail address or facsimile or telephone numbers upon written notice to the other Party, but such change shall not be effective until thirty (30) days after receipt by the other Party.

For notices to Shipper;

EnCana Oil & Gas (USA) Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Attention: Contract Administration

Facsimile Number: (720) 876-6009

Telephone Number: (720) 876-5009

Email: Debbie.Nichols@encana.com

Nomination and Balancing

EnCana Oil & Gas (USA) Inc.

370 17th Street. Suite 1700

Denver, Colorado 80202

Attention: EnCana Marketing

Louisiana Gas Control

Facsimile Number: 720-876-4218

Telephone Number: 720-876-3218

Email: joelynn.marsh@encana.com

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Accounting

EnCana Oil & Gas (USA) Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Attention: Accounting

Facsimile Number: 720-876-6839

Telephone Number: 720-876-5163

Email: sharon.maes@encana.com

Operational and Construction Notices

EnCana Oil & Gas (USA) Inc.

14001 N. Dallas Parkway, Suite 1100

Dallas, TX 75240

Attention: Team Lead, Midstream

Facsimile Number: 214-242-7296

Telephone Number: 214-242-7340

Email: amit.sharma@encana.com

In each case, with copy to:

General Counsel

EnCana Oil & Gas (USA) Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Facsimile: 720-876-3655

For notices to Gatherer:

CenterPoint Energy Field Services, Inc.

1111 Louisiana Suite 1120

Houston, Texas 7700

Attention: Walter L. Ferguson

Facsimile Number: (713) 207-0690

Telephone Number: (713) 207-5128

Email: walter.ferguson@centerpointenergy.com

Nomination and Balancing, Accounting

CenterPoint Energy Field Services, Inc.

525 Milam, 9th Floor

Shreveport, Louisiana 71101

Attention: Christie Deyo

Facsimile Number: (318) 429-2945

Telephone Number: (318) 429-3601

Email: christie.deyo@centerpointenergy.com

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Operational and Construction Notices

CenterPoint Energy Field Services, Inc.

1111 Louisiana Suite 1120

Houston, Texas 7700

Attention: Walter L. Ferguson

Facsimile Number: (713) 207-0690

Telephone Number: (713) 207-5128

Email: walter.ferguson@centerpointenergy.com

In each case, with copy to:

General Counsel

CenterPoint Energy Field Services, Inc.

1111 Louisiana Suite 1179

Houston, Texas 7700

Attention: Mark C. Schroeder

Facsimile Number: (713) 207-0711

SECTION 13. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument.

SECTION 14. REPRESENTATION AND WARRANTIES

Shipper and Gatherer each represent and warrant to each other that on and as of the effective date hereof:

(a) it is duly formed and validly existing and in good standing under the laws of its state of jurisdiction or formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b) the execution and delivery of this Agreement by it have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

(c) it has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

(d) the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not violate any of the provisions of its organizational documents, any agreements pursuant to which it or its property is bound or, to its knowledge, any applicable Laws; and

(e) this Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

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SECTION 15. INSURANCE

The provisions of this Insurance Article shall in no way limit the liability, indemnity and responsibility of Gatherer under this Agreement.

15.1 The following requirements apply to Gatherer’s policies and insurance coverages during the Term of this Agreement:

(a) Shipper shall be included as an additional insured on all policies except Workers’ Compensation and Property Insurance on a broad form basis, but only for the risks and liabilities assumed by Gatherer under this Agreement.

(b) All policies shall contain a waiver of subrogation in favor of Shipper and all of their insurers, but only for the risks and liabilities assumed by Gatherer under this Agreement.

(c) Thirty (30) days advance written notice must be given to Shipper of cancellation, any material change or any reduction in coverage or limits in Gatherer’s policies.

(d) Gatherer maintains insurance at Gatherer’s sole cost including deductibles or self-insured retentions.

(e) Coverage under all insurance required to be carried by Gatherer shall be primary insurance and underlying to any other existing valid and collectible insurance available to Shipper, but only for the risks and liabilities assumed by Gatherer under this Agreement.

(f) All policies described below shall have adequate terms and conditions for the territorial and navigation limits for the location of the operations, work or services under this Agreement.

(g) All policies of insurance shall be placed with insurance companies with a minimum rating by A.M. Best Company of A minus or equivalent.

(h) Whenever requested, Gatherer’s insurers or Gatherer shall furnish certificates of insurance or other evidence satisfactory to Shipper that such insurances are in effect. Acceptance of any evidence of insurance shall not constitute acceptance of the adequacy of coverage or imply Gatherer is in compliance with the requirements of this Agreement or an amendment to this Agreement.

(i) If it is judicially determined that any of the insurance obligations under this Agreement are unenforceable in any respect under applicable law, said obligations shall automatically be amended to conform to the maximum limits and other provisions in the applicable law for so long as the law is in effect.

(j) It is expressly understood and agreed that the coverages required represent minimum requirements and are not to be construed to void or limit any Gatherer’s liability and/or indemnity obligations. An insolvency, bankruptcy or failure of any insurance company providing insurance to the Gatherer, the failure of any insurance company to pay claims accruing, or any exclusion to or insufficiency of coverage, shall be for the account of Gatherer. Gatherer shall require their contractors and subcontractors to carry reasonable levels and types of insurance according to industry practice.

21

(k) Shipper shall not be under any duty to advise Gatherer in the event that Gatherer’s insurance is not in compliance with this Agreement.

(1) Gatherer shall immediately notify and confirm in writing notice to their insurers and also Shipper upon receipt of any notice of serious accidents (including but not limited to death or serious injuries), which might give rise to claims or demands being made under the insurance policies applicable to the risks and liabilities assumed by Gatherer under this Agreement.

15.2 Gatherer shall maintain the following policies, terms, amendments and equivalent endorsements during the Term of this Agreement:

(a) Workers’ Compensation and Employer’s Liability, to include Statutory Workers’ Compensation for Place of Hire/Operation, Other States Insurance, Borrowed Servant/Employee or Alternate Employer Endorsement and Voluntary Compensation.

(b) Commercial General Liability, whether on an occurrence form or claims made form without gaps between expiring/renewal policies, to include Premises/Operations, Independent Contractors, Bodily and Personal Injury, Personal and Advertising Injury Liability, Products/Completed Operations, Blanket Contractual Liability, Broad Form Property Damage Liability Endorsement, and Separation of insureds.

(c) Automobile Liability, to include Owned Vehicles, Non-Owned Vehicles, Hired Vehicles, and MCS 90 coverage where hazardous material transportation is involved and required by Interstate Commerce Commission or equivalent governmental agency.

(d) Property Insurance covering Gatherer’s owned property, owned machinery, owned equipment and the Plant.

(e) Construction All Risk Insurance covering Gatherer’s works and third party liabilities during the course of construction of the Plant. Such insurance shall include direct damage coverage on buildings, materials, structures or works while they are under construction, direct damage coverage on buildings, materials, structures or equipment engaged in construction, testing and commissioning, and commence before the beginning of any construction and continuing through Acceptance of the Plant.

(f) Each of the policies, which Gatherer is required to carry during the following periods, shall contain the following minimum limits and unlimited as to the number of occurrences. As necessary, Gatherer may meet these limits by the use and combination of umbrella or excess coverages.

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REQUIRED INSURANCE COVERAGE:	Minimum limits
Standard Insurance Requirements – All Periods Upon execution of this Agreement, Plant’s pre-construction activities, during Plant construction and during Plant’s operations
Workers’ Compensation	Statutory
Employer’s Liability	$1,000,000
Commercial General Liability, Bodily Injury & Property Damage	$5,000,000
Automobile Liability, Bodily Injury & Property Damage	$5,000,000
Property Insurance	Replacement Values

Construction Insurance Requirements – Construction Period

Upon commencement of Plant construction or upon financial investment decision, whichever occurs first, and during the Plant’s construction, including commissioning activities

Construction All Risk – Works	Estimated Construction Value
Construction All Risk – Third Party Liability	$5,000,000

Plant Operational Insurance Requirements – Operational Period Upon achieving Mechanical Acceptance and continual during Plant Operations
Excess Commercial General Liability, Bodily Injury, Property Damage & Pollution Liability	$5,000,000

15.3 Gatherer may elect to self-insure the above worker’s compensation insurance requirement. If the Gatherer elects to self-insure for Workers’ Compensation then it shall comply with the requirements of the appropriate State.

SECTION 16. DISPUTES

16.1 Committee of Management and Arbitration Process.

(a) Shipper and Gatherer shall resolve any dispute, claim or controversy arising out of or in connection with this Agreement or the breach, termination or validity thereof (a “Dispute”) in accordance with this Article 16.

(b) If a Dispute arises, either Party may refer the Dispute to the management of the respective Parties for resolution (a “Committee of Management”). The Committee of Management will be composed of representatives of each Party who have the authority to settle the Dispute. The Committee of Management may include in the discussions as many other representatives as they see fit. The Committee of Management will meet (in person or by telephone) within five (5) Business Days of either Party’s written notice (a “Dispute Notice”) of the need for action by the Committee of Management. The Committee of Management will negotiate and attempt to reach a resolution of the Dispute. If Gatherer has also either issued or received a Dispute Notice from Shipper Partner with respect to a related dispute, Shipper shall have the right to participate in the Committee of Management discussions with respect to the related dispute.

16.2 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

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16.3 Jurisdiction and Venue. Each Party hereby irrevocably consents and agrees that any legal action or proceedings hereunder or for temporary injunctive relief shall be brought in any of the courts of the State of Texas or the courts of the United States of America, in either case located in Houston, Texas having subject matter jurisdiction, and, by execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby (i) accepts the jurisdiction of the aforesaid courts, (ii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court.

SECTION 17. CARBON LEGISLATION

17.1 Title and Custody. Title to carbon dioxide from Shipper’s Gas shall remain with Shipper and shall not transfer to Gatherer, unless otherwise mutually agreed by the Parties. Shipper may elect to receive and, in which case, shall be solely responsible to arrange for recovery of, physical custody and transportation of the carbon dioxide collected by the Magnolia Gathering System. Notwithstanding the foregoing, unless Shipper elects to receive and take custody of the carbon dioxide as set forth in the preceding sentence, Gatherer will have custody of the carbon dioxide and will comply with all applicable reporting requirements by governmental authorities.

17.2 CO2 Taxes. Subject to the provisions of Section 17.3, Shipper shall have sole responsibility for its pro rata share of any tax, fee, cost, assessment or similar penalty arising from or related to carbon dioxide or other greenhouse gas emissions (including but not limited to nitrous oxide, hydroflourocarbons, perflourocarbons and sulfur hexafluoride) from the treatment and processing of Shipper’s Gas necessary to comply with the specifications of Interconnecting Pipelines (“CO2 Tax”) which may be enacted or imposed in any legislation or regulation after the Effective Date. Shipper hereby agrees to indemnify, defend and hold harmless Gatherer from and against any and all Losses arising out of or related to any CO2 Tax except as provided herein. Provided however that in no event shall Shipper be responsible for any CO2 Tax that (i) is attributable to non Shipper Gas; (ii) is passed through by Gatherer by any other means to other third party shippers; (iii) is attributable to Gatherer removing CO2 that is beyond the amounts necessary to allow Shipper’s Gas to comply with the applicable specifications of the Interconnecting Pipelines nominated by Shipper; or (iv) is attributable to any tax, fee, cost, assessment or similar penalty (excluding the CO2 Tax) arising from or related to carbon dioxide or other greenhouse gas emissions generated by the Magnolia Gathering System in providing the Gathering services contemplated herein.

17.3 Notice. Gatherer will provide Shipper with prompt notice of any legislation or regulation requirement related to the CO2 Tax and as soon as practicable thereafter, consult with Shipper concerning a commercially and operationally feasible proposed project scope to meet such requirement and the anticipated, reasonable costs and expenses of executing such scope. The Gatherer and Shipper will negotiate in good faith to select and implement the most cost-effective solution available to satisfy the governmental authorities’ requirements, including the Gatherer and Shipper offsetting such costs by using CO2 Credits as defined below.

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17.4 CO2 Credits.

(a) Gatherer shall convey to Shipper at no cost to Gatherer, any present or future right, title, credit, offset, unit, claim, allowance, acknowledgement, allocated pollution right, benefit, value, or interest in or related, in whole or in part, to the processing, transporting and Treatment of Shipper’s Gas or other rights that may reduce the cost to Shipper of any CO2 Tax (“CO2 Credits”) generated, earned or otherwise acquired by the Magnolia Gathering System facilities.

(b) Shipper may, at its sole option, in lieu of paying any such CO2 Tax, satisfy or avoid such CO2 Tax by the use of CO2 Credits which Shipper controls. If Gatherer has any CO2 Credits or offsets and uses them for customers or contract obligations of a substantially similar nature to the operations it is performing for Shipper, it will use such CO2 Credits or offsets on a pro rata basis among all such similar operations in meeting its obligations under this Agreement.

SECTION 18. MULTIPLE PREFERENTIAL CAPACITY SHIPPERS

18.1 To the extent there is more than one Preferential Capacity Shipper at the time the remedies provided for in 5.3(b), 7.3 and 11.2 are exercised by Shipper, then such rights and obligations shall apply to the Shipper pursuant to Shipper’s pro-rata share of the Preferential Capacity as determined pursuant to the provisions of Section 5.9. Provided however that with respect to Section 7.3, Shipper’s rights provided herein shall only be limited in the event that a Preferential Capacity Shipper participates in the request for Additional Services as provided for in Section 7.2.

[Signatures follow on the next page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ENCANA OIL & GAS (USA) INC.

By:	/s/ Renee Zemjak
Name: Renee Zemjak
Title: Vice President, Midstream and Marketing

CENTERPOINT ENERGY FIELD SERVICES, INC.

By:	/s/ C. Gregory Harper
C. Gregory Harper
President

Signature Page to EnCana Gas Gathering Agreement

APPENDIX A

GENERAL TERMS AND CONDITIONS

Attached to and made a part of that certain

Gas Gathering and Treating Agreement

between

EnCana Oil & Gas (USA) Inc.

as “Shipper”

and

CenterPoint Energy Field Services, Inc.

as “Gatherer”

Dated: September 1, 2009

APPENDIX A-1

SECTION 1. DEFINITIONS

1.1 Additional Interconnections. As defined in Section 7.1 of this Agreement.

1.2 Additional Services. As defined in Section 7.1 of this Agreement.

1.3 Additional Services Proposal. As defined in Section 7.2 of this Agreement.

1.4 Affiliate. Any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” (including its derivatives and similar terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person or entity if such Person or entity owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

1.5 Agreement. This Gas Gathering Agreement (including any exhibits, appendices, supplements or other attachments hereto), as amended, restated, supplemented or otherwise modified from time to time.

1.6 AGA. American Gas Association.

1.7 Annual Volume Commitments. As defined in Section 9.1 of this Agreement.

1.8 API. American Petroleum Institute.

1.9 Attornment Letter. As defined in Section 14.5 of the General Terms and Conditions.

1.10 Average Pressure. As defined in Section 8.1 of this Agreement.

1.11 Btu. British thermal units at the Contract Pressure and water vapor measured as delivered.

1.12 Business Day. Any day that commercial banks in Dallas, Texas are open for business.

1.13 Change in Laws. As defined in Section 4.4.

1.14 Committed Area. As defined in Section 3.1 of this Agreement.

1.15 Committee of Management. As defined in Section 16.1(b).

1.16 Condensate. Liquid hydrocarbons that have condensed from the Shipper Gas or Undedicated Shipper Gas, upstream of the Receipt Points and are collected in the Magnolia Gathering System.

APPENDIX A-2

1.17 Construction Plans. As defined in Section 5.4 of this Agreement.

1.18 Contract Pressure. Gas at 14.73 psia.

1.19 Contract Temperature. Gas at 60 degrees Fahrenheit.

1.20 Contract Year. Each anniversary of this Agreement commencing upon the Effective Date.

1.21 Core Lines. These are the pipelines that extend off of the main trunk lines that range in sizes greater than or equal to eight inches (8”) in diameter but are not part of the Trunk Lines.

1.22 CO2 Credits. As defined in Section 17.4.

1.23 CO2 Tax. As defined in Section 17.2.

1.24 Cubic Foot. The volume of Gas contained in one cubic foot of space at a standard pressure base of 14.73 psia and a standard temperature base of 60° F.

1.25 Day. The period of twenty-four (24) consecutive hours commencing at 9:00 a.m., Central Time, on a calendar day and ending at 900 a.m., Central Time, on the next succeeding calendar day.

1.26 Dedication. As defined in Section 3.1 of this Agreement.

1.27 Default Security. As defined in Section 9.4 of the General Terms and Conditions.

1.28 Dispute Notice. As defined in Section 16.1(b).

1.29 Effective Date. As defined in the preamble to this Agreement.

1.30 EFM. As defined in Section 4.1 of the General Terms and Conditions.

1.31 EOR. As defined in Section 5.1 of this Agreement.

1.32 Excess Delivered Volumes. As defined in Section 9.4 of this Agreement.

1.33 Expansion Capacity. As defined in Section 6.1 of this Agreement.

1.34 Expansion Capacity Annual Volume Commitment. As defined in Section 6.3 of this Agreement.

1.35 Expansion Capacity Request. As defined in Section 6.1 or this Agreement.

1.36 Expansion Capacity, Volume Shortfall. As defined in Section 6.3 of this Agreement.

APPENDIX A-3

1.37 Expansion Capacity Volume Shortfall Payment. As defined in Section 6.3 of this Agreement.

1.38 Financial Information. As defined in Section 9.4(b) of the General Terms and Conditions.

1.39 Force Majeure. As defined in Section 10.1 of the General Terms and Conditions.

1.40 Fuel. Fuel is the sum of Gathering Fuel and Plant Fuel.

1.41 Gas. Any mixture of gaseous hydrocarbons or of hydrocarbons and other gasses, in a gaseous state, consisting primarily of methane.

1.42 Gas Specifications. As defined in Section 7.1 of the General Terms and Conditions.

1.43 Gather, Gathered, or Gathering. The movement of Shipper Gas from the Receipt Points to the Redelivery Points.

1.44 Gatherer. As defined in the preamble to this Agreement.

1.45 Gatherer Indemnified Parties. Gatherer, its successors and permitted assigns, and their respective Affiliates, subsidiaries, shareholders, members, partners, officers, directors, employees, contractors, subcontractors and agents.

1.46 Gathering Facilities. Those facilities, exclusive of the Plants, comprising the Magnolia Gathering System, including Receipt Points, laterals, trunk lines and redelivery compression.

1.47 Gathering Fee. As defined in Section 4.1 of this Agreement.

1.48 Gathering Fuel. As defined in Section 3.4 of this Agreement.

1.49 Gathering System Completion Date. As defined in Section 5.1 of this Agreement.

1.50 General Terms and Conditions. As defined in Section 1 of this Agreement.

1.51 Gross Heating Value. As defined in Section 8.1 of the General Terms and Conditions.

1.52 Guaranty. As defined in Section 11.1 of this Agreement.

1.53 Guarantor. CenterPoint Energy, Inc.

1.54 Incremental Gas. As defined in Section 6.3 of this Agreement.

1.55 Initial Build Conditions. As defined in Section 5.2 of this Agreement.

1.56 Initial Build Laterals. As defined in Section 5.6.

APPENDIX A-4

1.57 Interconnection. The tap, meter and required equipment to redeliver Shipper Gas to Interconnecting Pipelines, including, without limitation, the piping required to transport Gas from a Plant to the Interconnecting Pipeline.

1.58 Interconnecting Pipelines. Any pipeline connected immediately downstream of any of the Redelivery Points.

1.59 Interest(s). Any right, title, or interest in lands and the right to produce oil and/or Gas therefrom whether arising from fee ownership, working interest ownership, mineral ownership, leasehold ownership, or arising from any pooling, unitization or communitization of any of the foregoing rights.

1.60 Interruptible Gas. Any Gas delivered to Gatherer on the Magnolia Gathering System that (i) is delivered by an Interruptible Gas Shipper and (ii) is not entitled to Preferential Capacity, including, without limitation, Undedicated Shipper Gas.

1.61 Interruptible Gas Shipper. Any party other than the Preferential Capacity Shippers.

1.62 Investment Grade Rating. An issuer rating or a rating on senior, unsecured long-term debt. (excluding third-party enhancement) that is equal to or better than at least two (2) of the following: (i) “BBB-” from Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., as well as its successors-in-interest; or, (ii) “Baa3” from Moody’s Investors Service, Inc., as well as its successors-in-interest; or, (iii) “BBB (low)” from Dominion Bond Rating Service Limited, as well as its successors-in-interest.

1.63 Liquidated Damages. As defined in Section 11.2 of this Agreement.

1.64 Liquidated Damages Date. As defined in Section 11.2 of this Agreement.

1.65 Loss or Losses. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, cause of action, claim, judgment; lien, fine or penalty, including court costs and reasonable attorney’s fees.

1.66 Lost and Unaccounted for Gas. That volume of Gas, in terms of MMBtus, that is released or lost through piping, equipment, operations, measurement losses or inaccuracies, or is vented, flared or lost in connection with the operation of a pipeline, including line pack for new facilities. Lost and Unaccounted for Gas is included in Gathering Fuel.

1.67 Magnolia Gathering System. As defined in Section 5.1 of this Agreement, inclusive of (i) each contiguous collection of lines, equipment, measurement facilities and points at which Gas is received by Gatherer at the Receipt Point which are owned or controlled by Gatherer, (ii) the Plants, as well as (iii) any future contiguous additions or extensions to such lines, equipment, or measurement facilities or Plants.

1.68 Magnolia Site. As defined in Section 5.7.

APPENDIX A-5

1.69 Maximum Maintenance. As defined in Section 3.2 of the General Terms and Conditions.

1.70 Maximum Pressure. As defined in Section 8.1 of this Agreement.

1.71 Mcf. 1,000 Cubic Feet.

1.72 Measurement Facilities. Any facility or equipment used to measure the volume of Gas and or liquid, which may include but is not limited to, meter tubes, isolation valves, recording devices, communication equipment, buildings and barriers.

1.73 Milestone Completion Dates. As defined in Section 5.2 of this Agreement.

1.74 MMBtu. 1,000,000 Btus.

1.75 MMcf. 1,000,000 Cubic Feet.

1.76 Month. The period beginning 9:00 a.m. Central Time (or other mutually acceptable time) on the first Day of the calendar month and ending at the same hour on the first Day of the next succeeding calendar month.

1.77 New Tax. As defined in Section 4.4.

1.78 Parties. As defined in the preamble to this Agreement.

1.79 Party. As defined in the preamble to this Agreement.

1.80 Person. Any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or governmental authority.

1.81 Petrohawk. As defined in Section 3.1(c).

1.82 Plant. The Treating Plants.

1.83 Plant Fuel. As defined in Section 3.4 of this Agreement.

1.84 Plant Inlet Specifications. As defined in Section 3.3 of this Agreement.

1.85 Plant Maintenance. As defined in Section 3.2 of the General Terms and Conditions.

1.86 Plant Products. Liquid hydrocarbons and concomitant materials separated or extracted from Shipper Gas or Undedicated Shipper Gas that is Gathered and/or Treated in the Magnolia Gathering System.

1.87 Preferential Capacity. As defined in Section 5.9 of this Agreement.

1.88 Preferential Capacity Gas. Gas produced from within the Committed Area and delivered to Gatherer on the Magnolia Gathering System by a Preferential Capacity Shipper.

APPENDIX A-6

1.89 Preferential Capacity Shippers. As defined in Section 5.9 of this Agreement.

1.90 Pressure Requirements. As defined in section 8.1 of this Agreement.

1.91 Primary Term. As defined in Section 2 of this Agreement.

1.92 PSA. As defined in the Recitals.

1.93 psia. Pressure expressed in pounds per square inch absolute.

1.94 psig. Pressure expressed in pounds per square inch gauge.

1.95 Receipt Points. The inlet flange of the custody transfer meters at central delivery points designated by Shipper within the Committed Area, where Shipper Gas is delivered by Shipper to Gatherer, as described in Section 5.6 of this Agreement.

1.96 Receipt Point Notice. As defined in Section 5.6 of this Agreement.

1.97 Redelivery Points. The points at which Shipper Gas is redelivered by Gatherer to Shipper set forth on Exhibit I attached hereto, as may be amended from time.

1.98 Renewal Term. As defined in Section 2 of this Agreement.

1.99 Revised Gathering Fee. As defined in Section 6.1.

1.100 Service Date. The operational date of Receipt Points and Initial Build Laterals as described in Section 5.6.

1.101 Shipper. As defined in the preamble to this Agreement.

1.102 Shipper Gas or Shipper’s Gas. Gas that is subject to the Dedication.

1.103 Shipper Indemnified Parties. Shipper, its successors and permitted assigns, and their respective Affiliates, subsidiaries, shareholders, mem hers, partners, officers, directors, employees, contractors, subcontractors and agents.

1.104 Shipper Partner. SWEPI, LP.

1.105 Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of the Shipper Gas, or upon the handling, transmission, compression, processing, Treating, conditioning, distribution, sale, use, delivery or redelivery of the Shipper Gas, including all of the foregoing now existing or in the future imposed or promulgated.

1.106 10 Year Note Yield. As defined in Section 6.3.

1.107 Term. As defined in Section 2 of this Agreement.

APPENDIX A-7

1.108 Thermal Content. The product of the measured volume of Gas in Mcf multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtus.

1.109 Third Party Gas. As defined in Section 9.4 of this Agreement.

1.110 Threshold. As defined in Section 4.4.

1.111 Total Volume Commitment. As defined in Section 9.2 of this Agreement.

1.112 Treat, Treating or Treatment. (i) The removal, reduction or dilution of hydrogen sulfide, carbon dioxide or other impurities in Gas and (ii) glycol dehydration.

1.113 Treating Plants. The Gas Treating facilities where Gas is delivered for Treating, including all structures associated with those facilities.

1.114 Tri-State. As defined in Section 3.1(b),

1.115 Tri-State Agreement. As defined in Section 3.1(b).

1.116 Trunk Lines. The 16” and 24” diameter pipelines that form a part of the Gathering System.

1.117 Undedicated Shipper Gas. Gas attributable to an Interest of Shipper that is produced from outside of the Committed Area and delivered to the Receipt Points.

1.118 Volume Commitment. Any Annual Volume Commitment and/or Expansion Capacity Annual Volume Commitment.

1.119 Volume Shortfall. As defined in Section 9.3 of this Agreement.

1.120 Volume Shortfall Payment. As defined in Section 9.3 of this Agreement.

1.121 WOR. As defined in Section 5.1 of this Agreement.

SECTION 2. SHIPPER RIGHTS

2.1 Compression. Shipper shall have the right to install and own compression facilities and plunger lifts upstream of each Receipt Point.

2.2 Control of Shipper’s Wells. Shipper may, at any time, clean out, rework, recomplete, deepen, plug back or abandon any well within Shipper’s Interests, or may use any efficient, modern or improved method for the production of Shipper Gas, provided, before any well is taken out of service for any reason, Shipper shall first shut-off the well’s connection with the Receipt Point.

2.3 Well Units. Shipper may form, dissolve and/or participate in units encompassing portions of Shipper’s Interests, provided that the exercise of those rights shall not diminish Gatherer’s rights under this Agreement nor increase Gatherer’s obligations under this Agreement.

APPENDIX A-8

SECTION 3. OPERATION OF GATHERER’S FACILITIES

3.1 Operational Control of Gatherer’s Facilities. Maintenance and Capacity Allocations.

(a) Gatherer shall own and be entitled to full and complete operational control of its facilities and shall he entitled to schedule deliveries and to operate and reconfigure its facilities in a manner which, in Gatherer’s reasonable business judgment, is consistent with its obligations APPENDIX A — Page under this Agreement. Gatherer will operate the Magnolia Gathering System consistent with the standards of prudent operators of gas gathering and treating systems.

(b) If Gatherer determines that the operation of all or any portion of the Magnolia Gathering System will cause injury or harm to persons or property or to the integrity of the Magnolia Gathering System, Gatherer may take such actions as are reasonably necessary for the protection of life, limb and property or the integrity of the Magnolia Gathering. System up to and including shutting-in or causing the shut-in of Shipper’s wells.

3.2 Plant Maintenance. Gatherer shall perform all inspections, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its Plants and Plant-related facilities as Gatherer deems necessary to perform its obligations under the Agreement (“Plant Maintenance”). No less than thirty (30) Days prior to the beginning of each Contract Year, Gatherer shall provide Shipper in writing with an estimated schedule of the Plant Maintenance to be performed during the succeeding Contract Year. Gatherer anticipates annual Plant Maintenance activities up to the following approximate durations (the “Maximum Maintenance”): (i) up to ten (10) Days per year of partial or full capacity curtailment for preventative maintenance and safety adjustments with respect to the Plants; and, (ii) up to twenty (20) Days partial or full capacity curtailment with respect to each Plant every four (4) years for Plant overhaul. Plants will be rotated over the four (4) year cycle to minimize volume impact. Gatherer shall be entitled, without liability, to interrupt its performance hereunder to perform Maximum Maintenance, except in cases of emergency where Plant Maintenance is immediately required in the reasonable judgment and opinion of Gatherer.

3.3 Capacity Allocations. If the quantity of Shipper Gas and all other Gas available for delivery into a Receipt Point, Plant inlet or any other point on the Magnolia Gathering System exceeds the capacity of the Magnolia Gathering System at any such point, then, except with respect to Plant capacity constraints resulting from the violation by violation of Plant Inlet Specifications (which Plant capacity shall be allocated in accordance with the process established in Section 3.3 of this Agreement (and not Section 3.3 of these General Terms and Conditions)), Gatherer shall interrupt or curtail receipts of Shipper Gas in accordance with the following:

(a) First, Gatherer shall curtail all Interruptible Gas prior to curtailing Preferential Capacity Gas.

APPENDIX A-9

(b) Second, if additional curtailments arc required beyond Section 3.3(a) above, Gatherer shall curtail Preferential Capacity Gas. In the event Gatherer curtails some, but not all Preferential. Capacity Gas on a particular Day, Gatherer shall allocate the capacity of the Magnolia Gathering System available to such Preferential Capacity Shippers on a pro rata basis based upon Shipper’s and the other Preferential Capacity Shipper’s average of the confirmed nominations for the previous 14 Day period of Preferential Capacity Gas prior to the event causing the curtailment.

SECTION 4. FACILITIES

4.1 Measurement Facilities. Gatherer shall be responsible for the installation, operation and maintenance of all Measurement Facilities. Gatherer shall install electronic flow measurement (“EFM”) and automation on all Receipt Points.

4.2 Information. Shipper shall pay for any upgrades to any control devices beyond Gatherer’s requirement for EFM. Gatherer shall be responsible for EFM maintenance and Shipper shall be responsible for control device maintenance as it relates to Shipper’s facilities. Gatherer shall provide Shipper real time internet access to Shipper Receipt Point flow rates.

4.3 Title in Facility. Unless as otherwise provided in this Agreement, title to all facilities and equipment placed by Gatherer on Shipper’s (including its designees) premises or on premises of others pursuant to rights or licenses held by Shipper shall remain in Gatherer, with the unqualified right of removal, and no charge shall be made for use of the premises occupied by same. Shipper shall ensure that Gatherer has reasonable access to all such facilities and to such premises at any reasonable time for any purpose connected with the provision of service hereunder.

SECTION 5. RECEIPT POINTS

5.1 Receipt Points. Shipper shall deliver Shipper Gas to the Receipt Points.

5.2 Rate of Flow. Shipper shall deliver Shipper Gas at a reasonably uniform rate of flow.

5.3 Pressure at Receipt Points. Shipper shall deliver Shipper Gas hereunder to each Receipt Point at a pressure sufficient to enter the Magnolia Gathering System at the prevailing pressures required under this Agreement, but such Gas shall not be delivered at pressures in excess of the maximum allowable operating pressure of the Magnolia Gathering System.

SECTION 6. NOMINATIONS AND BALANCING PROCEDURES

6.1 Notice of Available Capacity. On or before the 20th day of each calendar month, Gatherer shall provide written notice to Shipper of Gatherer’s good faith estimate of any capacity allocations or curtailments anticipated, based on then currently available information, to be required or necessary during the next succeeding calendar month. In the event that the 20th day of the calendar month is a weekend or holiday, such notice will be provided on the last Business Day preceding the 20th day of such calendar month.

APPENDIX A-10

6.2 Nomination Procedures. Pursuant to the terms of this Agreement, the nomination procedures detailed in this Section will be utilized by Shipper with respect to Gathering of Gas hereunder. All nominations must be made by Shipper or Shipper’s designee. Should Interconnecting Pipelines receiving Gas revise their nomination requirements in a manner that conflicts with the nomination procedures herein, the Parties agree to negotiate changes to the nomination procedures herein as are reasonably required.

(a) Shipper’s nomination(s) shall be accepted and scheduled for delivery by Gatherer to the extent that (i) Gas is sufficient to support the nominations, (ii) Shipper has sufficient capacity in the Gathering System, as the case may be, allocated to Shipper pursuant to the terms and conditions of this Agreement. and (iii) the party receiving Gas at the Redelivery Points accepts Shipper’s nominations. Upon being scheduled for delivery, Gatherer’s dispatcher shall thereupon advise Shipper in writing, via fax, e-mail or web-based nomination process, of the quantity scheduled for Gathering (a “Scheduled Nomination”) and the reason for any failure to schedule any Gas nominated by Shipper.

(b) The designated operator of each Receipt Point will provide Gatherer with the percentage of Gas attributable to each Shipper at each Receipt Point on the Gathering System. Gatherer will apply such percentages to determine Shipper’s volume in MMBtus of Gas received by Gatherer at the Receipt Point(s). Such percentages may be updated upon notice from the designated operator to Gatherer at any time.

(c) Each nomination shall be made in conformance with the North American Energy Standards Board timeline as follows, which may change from time to time (all timelines are stated in Mountain Time):

	Nomination Due:	For Flow at:
Cycle 1 (Timely)	10:30 AM	8:00 AM Next Day
Cycle 2 (Evening)	5:00 PM	8:00 AM Next Day
Cycle 3 (Intra-day 1)	9:00 AM	4:00 PM Same Day
Cycle 4 (Intra-day 2)	4:00 PM	8:00 PM Same Day

(d) Shipper shall provide to Gatherer’s dispatcher in writing, via fax, e-mail, or web-based nomination process the actual daily nominations of the quantities to be delivered by Gatherer for Shipper’s account at each .Redelivery Point in accordance with Gatherer’s requirements. Such nominations shall include the information requested by Gatherer, and Gatherer shall maintain a record of such nominations. By July 1, 2010, Gatherer shall incorporate a web-based electronic bulletin board nomination system which will allow Shipper nominations during each nomination cycle identified in Section 6.2.(c). From the Effective Date until such time that the web-based electronic bulletin board nomination system is fully operational, Gatherer will provide Shipper the opportunity to make nomination changes each cycle via e-mail or facsimile correspondence.

(e) Gatherer may, but is not obligated to, accept (i) any nomination which exceeds Shipper’s allocated capacity on the Gathering System, as the case may be, or (ii) any revisions to a prior nomination which result in an increase in quantities of Gas Shipper desires to deliver to a Redelivery Point which are not supported by increased deliveries of Gas to the Gathering System, as the case may be.

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6.3 Shipper Gas Balancing.

(a) Imbalances. If the number of MMBtus of Gas received by Gatherer at the Receipt Points, after subtracting Fuel, do not equal Shipper’s Scheduled Nomination(s), an imbalance exists. If the number of MMBtus of Gas received by Gatherer at the Receipt Point(s), after subtracting Fuel are less than Shipper’s Scheduled Nomination(s), a negative imbalance exists. If the number of MMBtus of Gas received by Gatherer at the Receipt Point(s), after subtracting, Fuel, are greater than Shipper’s Scheduled Nomination(s), a positive imbalance exists. The term balance or balancing refers to equalizing the number of MMBtus of Gas received by Gatherer at the Receipt Point(s) with the number of MMBtus constituting Shipper’s Scheduled Nomination(s) plus Fuel. The Parties shall use reasonable efforts to minimize these imbalances and agree to make the daily and monthly adjustments as outlined herein. At Gatherer’s sole discretion, Gatherer may decline such nomination if necessary to balance Shipper.

(b) Daily Balancing. Each Day Shipper shall cause the number of MMBtus of Gas being delivered at the Receipt Point(s) to equal as closely as practicable Shipper’s Scheduled Nomination(s) plus Fuel. Whenever the number of MMBtus of Gas being delivered at the Receipt Point(s) is insufficient to support Shipper’s Scheduled Nomination(s) plus Fuel, Shipper shall promptly decrease its daily Scheduled Nomination. Whenever the number of MMBtus of Gas being delivered at the Receipt Point(s) exceeds Shipper’s Scheduled Nomination(s) plus Fuel, Shipper shall promptly increase Scheduled Nominations. If Shipper does not adjust such nomination, Gatherer may, in its sole discretion, decline such nomination if necessary to balance Shipper. Notwithstanding the foregoing, Shipper may request the right to create a daily imbalance when necessary to counteract a prior daily imbalance. Whether such request will be granted is within the sole discretion of Gatherer. Notwithstanding anything to the contrary herein, Shipper will not be required to reduce the Scheduled Nomination below the number of MMBtu’s of Gas received by Gatherer less Fuel or increase the Scheduled Nomination above the number of MMBtu received by Gatherer less Fuel.

(c) Monthly Balancing. At the end of each month, the cumulative imbalance shall be designated as “Cash Out Quantities” and reduced to zero volume by cash out. The cash out price will be the 100% cash out index price calculated pursuant to the respective Interconnecting Pipeline’s Pipeline Tariff on which the imbalance occurred, exclusive of any imbalance penalties. For avoidance of doubt, any and all penalties and other charges including charges resulting from Gatherer being cashed out at a price above or below the 100% cash out index price pursuant to the Pipeline Tariff from the Interconnecting Pipelines shall be incurred by Gatherer, and Shipper shall be held harmless from paying any such penalties or charges.

(d) Third Party Cooperation. Both Parties recognize that Gatherer’s ability to balance Shipper is dependent upon the cooperation of the Parties and third parties.

(e) Interconnecting Pipelines. Whenever an Interconnecting Pipeline requires Gatherer to balance, Gatherer may require Shipper to make adjustments to nominations as imposed by the Interconnecting Pipeline.

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(f) Duty to Maintain Balance. Gatherer shall use reasonable efforts to require all shippers using the Gathering System to maintain balance thereon in accordance with this Section 1.3 of these General Terms and Conditions.

6.4 Curtailment Losses. Gatherer shall not be liable for Losses caused by any curtailment imposed by Gatherer unless such curtailment is due to negligence of Gatherer.

SECTION 7. GAS QUALITY

7.1 Receipt Point Gas Specifications. Shipper Gas delivered by Shipper to the Receipt Points shall meet the following specifications (collectively, the “Gas Specifications”):

(a) commercially free from dust, gum, gum-forming constituents and solid or liquid matter which might interfere with its merchantability or cause injury to or interfere with proper operation of the Magnolia Gathering System or the Interconnecting Pipelines;

(b) free of hydrocarbons and water in their liquid state;

(c) commercially free from crude oil, mineral seal, distillate and other impurities that would adversely affect Gatherer’s deliveries to receiving processing plants or other third party transporters;

(d) at a temperature not in excess of one hundred forty degrees Fahrenheit (140°F);

(e) Carbon Dioxide Content up to 10% by volume;

(f) Hydrogen Sulphide content up to 35 ppm by volume;

(g) Total Sulphur of up to 5 grains per 100 Mcf;

(h) Other – not to contain any carbon monoxide, halogens or unsaturated hydrocarbons;

(i) Hazardous Waste – not contain to hazardous waste as defined in the Resources Conservation and Recovery Act of 1976;

(j) Hydrocarbon Dew Point – not to have a hydrocarbon dew point in excess of the most stringent downstream Pipeline specifications;

(k) Free Water – Shall contain no free water;

(l) Nitrogen – not to exceed three percent (3%) by volume;

(m) Oxygen – 0 ppm by volume; and,

(n) Unless otherwise provided in this Agreement, Shipper Gas shall meet the most restrictive quality specifications required from time to time by the facilities receiving Shipper Gas at the Redelivery Points and/or the Interconnecting Pipelines.

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The blend of Shipper Gas received from all Receipt Points on the Magnolia Gathering System shall meet the following additional quality specifications:

(a) Hydrogen Sulphide—not to exceed twenty (20) PPM; and.

(b) Carbon Dioxide—not to exceed five (5%).

7.2 Non-conforming Gas. If at any time Gatherer becomes aware that Shipper Gas at the Receipt Points fails to conform to the Gas Specifications. then (i) Gatherer shall give Shipper written notice or the deficiency and Shipper shall immediately remedy the deficiency and (ii) Gatherer may, in addition to any other rights and remedies that Gatherer has hereunder or at law or in equity, take any combination of the following actions:

(a) take receipt of the non-conforming Shipper Gas; or

(b) immediately cease receiving the non-conforming Shipper Gas from Shipper by shutting in the sources of such nonconforming Shipper Gas or by other appropriate means and shall notify Shipper that Gatherer has ceased, or will cease, receiving the non-conforming Shipper Gas, Gatherer shall operate the system to curtail Shipper Gas in such a fashion as to maximize total production volumes of Shipper Gas on the Magnolia Gathering System.

Acceptance by Gatherer of Shipper Gas that does not conform to the Gas Specifications shall not constitute a waiver of the Gas Specifications by Gatherer in regard to Shipper Gas delivered under this Agreement in the future, nor shall acceptance without an express written waiver constitute a waiver of any claim for damage resulting from delivery of Shipper Gas not meeting the Gas Specifications.

If Gatherer is unable to take non-conforming Gas for a period of thirty (30) cumulative days in a year, and Gatherer does not intend to modify or expand the Gathering Facilities, or provide Additional Services under Section 7 of this Agreement, in order to enable Gatherer to receive such non-conforming Gas, then, without limiting any other applicable provisions of the Agreement, such non-conforming Gas shall be permanently released from the Dedication at the election of Shipper.

SECTION 8. MEASUREMENT EQUIPMENT AND PROCEDURES

8.1 Measurement. The quantity and “Gross Heating Value” of Gas received and delivered hereunder shall be determined based on the gross number of Btus that would be contained in the volume of such Gas with actual water vapor and at the Contract Pressure and Contract Temperature determined by methods in general use by Gatherer, or its designee, from time-to-time and in accordance with good engineering practices; provided, however, if the Gas as delivered contains seven (7) pounds of water or more per one million cubic feet, such Gas shall be assumed to be saturated with water vapor.

8.2 Installation and Operation of Measuring Facilities. Gatherer or its designee shall have the right to install, own, operate, modify and maintain measuring facilities (which shall include facilities used for sampling) used for purposes of measuring the Gas received and delivered by Gatherer at any Receipt Point or Redelivery Point. Where used, orifice meters shall

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employ dual chamber orifice meter runs built to meet API 14.3 and shall be installed and operated in accordance with the referenced AGA Measurement Committee Report No. 3 ANSI/API 2530, as amended from time-to-time or such other standards in general use by Gatherer. If turbine meters are used, they shall be installed and operated in accordance with the AGA Transmission Measurement Committee Report No. 7, as amended from time-to-time or such other standards in general use by Gatherer. If other types of measurement devices or instruments are used, the installation and operation of such facilities shall be in accordance with terms and procedures acceptable to Gatherer. When Gatherer determines that pulsation problems or other measurement inaccuracies result from the activities of Shipper or other third parties, in addition to any remedies otherwise available to it, Gatherer shall have the right to require Shipper to install pulsation bottles or take such other corrective action as Gatherer deems necessary or require Shipper to cause the third parties to take such action, or Gatherer may make appropriate adjustments.

8.3 Meter Testing. The measuring equipment (which shall for avoidance of doubt include any equipment used for sampling) shall be calibrated by the Gatherer at reasonable intervals, and, if requested, in the presence of representatives of the Shipper. All meters averaging over 5 MMcf per Day will be tested monthly, those averaging less than 5 MMcf per Day but more that 1 MMcf per Day will be test quarterly, meters averaging less than 1 MMcf per Day will be tested semi annually Readings, calibrations, tests, repairs and adjustments of the Gatherer’s metering and testing equipment, and changing of charts, shall be done only by the Gatherer or its representative and in accordance with good engineering practice as often as found necessary in operation. Gatherer shall not be required to calibrate any equipment more frequently than once per year if the average monthly volume of the equipment for any three (3) month period is less than 0.1 MMcf per Day. Subject to the limitations of 8.2 of these General Terms and Conditions, upon Shipper’s request, the Gatherer shall test and calibrate at a mutually agreeable time, if necessary, any particular meter or other equipment, the cost of such special test, or any other test or adjustment requested by the Shipper and agreed to by the Gatherer, to be borne by the Shipper, unless the percentage of inaccuracy exceeds one percent (1%). If upon any test the total inaccuracy from meter or auxiliary equipment error exceeds one percent (1%), previous readings shall be corrected, but not beyond one-half the period of time since the last test or three (3) Months, whichever is less. If the total inaccuracy is not more than one percent (1%), previous readings shall be considered correct, but immediately following the test the equipment shall be adjusted, if necessary, to read accurately. Any measurement error resulting from the inaccuracy of a meter or auxiliary equipment shall be corrected for Shipper’s account through prospective allocations only. If any meter or auxiliary equipment is out of service or repair or registering inaccurately for a period of time so that the amount of Gas cannot be computed from the reading thereof, the Gas delivered during such period shall be estimated on the basis of the first of the following methods feasible in Gatherer’s reasonable judgment: (a) correct the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or (b) estimate the volume on the basis of deliveries during preceding or subsequent periods under similar conditions when the equipment was registering accurately.

APPENDIX A-15

8.4 Receipt Point and Delivery Point Sampling. Gatherer shall sample the flowing Gas stream at the Receipt Point utilizing one of the following methods:

(a) Accumulated Sample or an On-line Chromatograph – Receipt Points with an average production greater than 50,000 Mcf per Day during the previous six (6) mouths or a current monthly average volume greater than 50,000 Mcf per Day shall utilize either an accumulated sample or on-line chromatograph. If an accumulated sample is utilized the application of Gas quality in the volume calculation will be the time period that the Gas sample was accumulated. Such Accumulated Sample shall be analyzed once a month. Accumulated samples or on-line chromatograph for Receipt Point volumes less than the above stated volume can be utilized if the Parties mutually agree.

(b) Spot Sample – Receipt Points with an average production during. the previous six (6) months or a current monthly average volume less than or equal to 50,000 Mcf per day shall utilize a Spot Sample. If this method is utilized the application of Gas quality in the volume calculation will be the time period beginning on the date the sample was obtained until the next sample is obtained.

(i) A Spot Sample shall be analyzed once a month if Receipt Point average production during the previous six (6) Months or a current monthly average volume is greater than or equal to 5,000 Mcf per day.

(ii) A Spot Sample shall be analyzed once a quarter if Receipt Point average production during the previous six (6) Months or a current monthly average volume is less than 5,000 Mcf per day.

(iii) Delivery Point samples timing and methodology shall be in accordance with the requirements of the Downstream Transporter, but shall utilize either an Accumulated Sample or On-line Chromatography and a monthly sampling process.

(iv) Plant Inlet samples shall be based on daily readings of Gatherer’s operational data acquisition system.

8.5 Access to Tests and Test Records. Each party shalt have the right to be present at the time of any installing, testing, calibrating or adjusting done in connection with the other’s equipment used in the measurement and sampling of deliveries made available hereunder. Upon written request, the measuring party shall make its hourly measurement information if electronic flow measurement or sampling is used, to the other party for examination, the same to be returned within twenty (20) Days; provided, however, that the measuring party shalt not be required to provide any such charts or information more often than once in any three (3) Month period.

8.6 Preservation of Records. Each party shall preserve for a period of at least twenty four (24) Months copies of all test data, charts and other similar records.

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SECTION 9. PAYMENTS

9.1 Invoices. Gatherer shall provide Shipper with a detailed statement and supporting documentation for all amounts payable by either Party under the terms of this Agreement not later than the twenty-fifth (25th) day of the Month following the Month for which the amounts are due, except as otherwise provided in this Agreement. Shipper shall remit payment thereon to Gatherer as shown on such statement no later than thirty (30) days after such statement is sent to Shipper. In addition, any amounts owed to Shipper under this Agreement shall be paid no later than thirty (30) days after an invoice is sent to Gatherer. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Shipper in writing from time to time. Gatherer’s current wire transfer instructions are as follows:

JPMorgan Chase Bank, Houston, Texas

ABA No. 113000609

For credit to the account of CenterPoint Energy Field Services, Inc.

Account No. 0010-341-4059

9.2 No Netting. Except in the event of a payment default by the other Party, neither Party may net amounts owed to it under this Agreement against amounts owed under any other agreements among the Parties.

9.3 Audit Rights. Either Party, on thirty (30) days prior written notice, shall have the right at its expense, at reasonable times during normal business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Shipper, including aggregated Third Party Gas volumes and Shipper Partner volumes hereunder and shall be limited to the twenty-four (24) calendar month period immediately prior to the calendar month in which the notice requesting an audit was given. However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each twelve (12) calendar months. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) calendar month period immediately prior to the calendar month in which the audit is requested or made in any twenty-four (24) calendar month period for which the audit is requested but for which a written claim for adjustments is not made within ninety (90) days after the audit is requested shall he conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations.

9.4 Right to Suspend on Failure to Pay.

(a) Subject to Section 9.5 below of the General Terms and Conditions, if any undisputed amount due hereunder remains unpaid for ninety (90) days after the due date, Gatherer shall have the right to suspend or discontinue services hereunder until any such past due amount is paid. Following any such ninety (90) day period, if Shipper remains in default, Gatherer may, in addition to requiring payment of all sums then due, require Shipper to, at Shipper’s option: (i) prepay an amount equal to Gatherer’s reasonable estimate of the fees

APPENDIX A-17

Shipper would incur for two (2) Months of service hereunder; (ii) furnish an irrevocable letter of credit in a form acceptable to Gatherer in the amount of the required prepayment; or (iii) provide any other mutually acceptable form of security ((i), (ii) or (iii) being, as applicable, the “Default Security”). If Shipper makes timely payment of all undisputed amounts due under this Agreement for a period of one (1) year following the date that any Default Security is tendered, the Default Security shall be returned to Shipper. At such time as Shipper pays all undisputed amounts and, if applicable, provides Default Security, Gatherer shall immediately resume providing services hereunder.

(b) Upon request of either Party, the other Party, or in the case of Gatherer, Gatherer shall deliver for itself and Guarantor, within thirty (30) days of such request: (i) audited consolidated financial statements for the most recent fiscal year; (ii) if the Party providing the information does not have audited financial statements, then certified consolidated unaudited financial statements for the most recent fiscal year; or (iii) a copy of the relevant quarterly report containing unaudited consolidated financial statements for the latest fiscal quarter (“Financial information”). In all cases the statements shall be prepared in accordance with generally accepted accounting principles, provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an event of default so long as the Party diligently pursues the preparation, certification and delivery of the statements.

(c) If Gatherer reviews the Financial Information and has reasonable grounds for insecurity concerning Shipper’s ability to pay the amounts due for services under this Agreement in a timely manner, Gatherer will send written notice to Shipper of Gatherer’s desire to meet with Shipper. Gatherer and Shipper will negotiate in good faith to determine if Shipper should be required to provide Default Security, notwithstanding that Shipper may not be, at such time, in default as set forth in Section 9.4(a), above. If Gatherer thereafter determines that it has a reasonable basis to question Shipper’s ability to pay for amounts due for services under this Agreement, Shipper will post Default Security. If Shipper makes timely payment of all undisputed amounts due under this Agreement for a period of one (1) year following the date that any Default Security is tendered, the Default Security shall be returned to Shipper.

9.5 Payment Disputes. In the event of any dispute with respect to any payment hereunder, Shipper shall make timely payment of all undisputed amounts.

9.6 Interest on Late Payments. In the event that Shipper or Gatherer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to the prime rate as published in the “Money Rates” section of The Wall Street Journal plus one percent (1%) from the dare payment is due until the date payment is made.

SECTION 10. FORCE MAJEURE

10.1 MI Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome. To the extent not reasonably within the control of the Party claiming

APPENDIX A-18

suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, examples of Force Majeure may include, but are not be limited to: Acts of God; acts, omissions to act and/or delays in action of federal, state or local government or any agency thereof; strikes, lockouts, work stoppages or other industrial disturbances; acts of the public enemy; acts of terrorism; wars; blockades; insurrections; sabotage; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests or restraint of governments, rulers or peoples; civil or criminal disturbances; interruptions by governmental or court orders; present and future valid orders of any regulatory body having jurisdiction; explosions; mechanical failures; breakage or accident to equipment. machinery or lines of pipe. compressors or plants (not due to the negligence or willful misconduct of the Party) and subsequent repairs; freezing or blockage of lines of pipe, partial or entire failure of production facilities or equipment, treating plants, processing plants, or transportation facilities or separation facilities; partial or entire failure or refusal of operators of downstream pipelines or facilities to receive Shipper Gas or increases in pressure of downstream pipelines or facilities; governmental regulations; curtailment of, or other inability to obtain, equipment, labor, materials or supplies and/or services and/or electric power used in making and/or receiving deliveries hereunder; the inability of either Party to acquire, or the delays on the part of a Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, approvals, permits, consents, easements and/or rights-of-way; and compliance with applicable environmental statutes.

10.2 Effect of Force Majeure. In the event either Party is rendered, wholly or in part, by Force Majeure, unable to carry out its obligations under this Agreement, other than to make payments of any amount due hereunder, it is agreed upon such Party giving notice and full particulars of such Force Majeure, in writing, including the estimated duration of the Force Majeure event, to the other Party as soon as possible after the occurrence of the causes relied on, then the obligation of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as reasonably possible, be remedied with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing parties when such course is inadvisable at the discretion of the Party having the difficulty. If Shipper experiences an event of Force Majeure, Shipper shall change its nomination as quickly as possible in order to minimize imbalances on the Magnolia Gathering System, as the case may be, and the impact of Shipper’s Force Majeure condition on downstream allocations.

SECTION 11. LIABILITY AND INDEMNIFICATION

11.1 Shipper Liability and Indemnification.

(a) Notwithstanding the provisions of Section 11.1(b) and 11.2, unless Gatherer accepts Shipper’s Gas pursuant to Section 3.3 of the Agreement or Section 7.2 of these General Terms and Conditions, Shipper shall be responsible for and indemnify and hold Gatherer harmless against all Losses, including costs of repair to the Magnolia Gathering System, caused by Shipper’s failure to comply with Section 7.1(a)-(n) of these General Terms and Conditions or the Plant Inlet Specifications in Section 3.3 of this Agreement.

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(b) As among the Parties, Shipper and any of its designees shall be in custody, control and possession of the Shipper Gas hereunder, including any portion thereof which accumulates as liquids, until that Shipper Gas is delivered to the Receipt Points, and after any portion of the Shipper Gas is redelivered to Shipper at the Redelivery Points, and shall be fully responsible and liable for any and all Loss arising from personal injury, death, property damage, environmental damage, regulatory penalty, pollution, or contamination relating to Shipper’s Gas while in Shipper’s control and possession, and Shipper agrees to release, indemnify and defend the Gatherer Indemnified Parties with respect thereto. Shipper further agrees to release, indemnify and defend the Gatherer Indemnified Parties from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney’s fees, arising from: (i) personal injury, death, property damage, environmental damage, regulatory penalty, pollution, or contamination relating to Shipper’s ownership and/or operation of the facilities delivering Gas to the Receipt Point(s); (ii) personal injury, death, property damage, environmental damage, regulatory penalty, pollution or contamination arising from (a) the construction, installation, operation, maintenance or existence, known or unknown, of any farm taps connected to the Gathering System as of the Effective Date. or (b) the movement, delivery or use of Gas from such facilities.

11.2 Gatherer Liability and Indemnification. As among the Parties, Gatherer and any of its designees shall be in custody, control and possession of the Shipper Gas hereunder, including any portion thereof which accumulates as liquids, after Shipper Gas is delivered at the Receipt Points and until Shipper’s Gas is redelivered to Shipper at the Redelivery Points, and shall be, subject to Shipper’s responsibility under Section 11.1(a) above, fully responsible and liable for any and all Losses arising from personal injury, death, property damage, environmental damage, regulatory penalty, pollution or contamination relating to Shipper’s Gas while in Gatherer’s control and possession, and Gatherer agrees to release, indemnify and defend the Shipper Indemnified Parties with respect thereto. Gatherer further agrees to release, indemnify and defend the Shipper Indemnified Parties from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney’s fees, arising from personal injury, death, property damage, environmental damage, pollution or contamination relating to Gatherer’s ownership and/or operation of the Gathering System.

11.3 Limitations.

(a) Notwithstanding any language in this Agreement to the contrary, neither party shall be released, indemnified or defended to the extent of its own negligence, gross negligence or willful misconduct.

(b) Notwithstanding Gatherer’s obligation of indemnity set forth in Section 11.2, Gatherer is not required to release, indemnify or defend Shipper for Losses incurred as a result of Gatherer curtailment of Shipper Gas, or Gatherer’s failure to receive or deliver Shipper Gas, so long as such curtailment, or failure to receive or deliver Shipper Gas is made pursuant to the terms of this Agreement.

(c) Nothing in this Agreement intended to provide indemnification greater than that which is permitted by applicable law. If any limitations upon indemnification are imposed by applicable law, then such limitations are hereby incorporated by reference and made a part of this

APPENDIX A-20

Agreement. Except as necessary to provide the indemnifications contemplated in this Agreement against third party claims, the waiver of incidental, special, consequential, punitive damages or other damages as stated in Section 14.13 of these General Terms and Conditions shall apply.

SECTION 12. TITLE

12.1 Shipper Warranty. Shipper represents and warrants that it owns, or has the right to deliver all Shipper Gas delivered at the Receipt Points, free and clear of all liens, encumbrances and adverse claims. Shipper hereby agrees to indemnify, defend and hold harmless Gatherer from and against any and all Losses arising out of or related to any breach of the foregoing representation and warranty.

12.2 Title. Title to all Shipper Gas delivered hereunder, including all constituents thereof, shall remain with and in Shipper at all times.

12.3 Gatherer Warranty. Gatherer represents and warrants that at the time of redelivery to or for the account of Shipper, the Gas shall be free and clear of all liens, encumbrances and adverse claims. Gatherer hereby agrees to indemnify, defend and hold harmless Shipper from and against any and all Losses arising out of or related to any breach of the foregoing representation and warranty.

SECTION 13. ROYALTY AND TAXES

13.1 Proceeds of Production. Shipper shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from the Gas delivered under this Agreement, including, without limitation, royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Gatherer have any obligation to those Persons due any of those proceeds of production attributable to the Gas delivered under this Agreement. Shipper hereby agrees to indemnify, defend and hold harmless Gatherer from and against any and all Losses arising out of or related to the proceeds of production attributable to the Gas delivered under this Agreement.

13.2 Taxes. Shipper shall pay and be responsible for all ‘faxes levied against or with respect to Shipper Gas delivered or services provided under this Agreement. Gatherer shall under no circumstances become liable for such Taxes, unless designated to remit those Taxes on behalf of Shipper by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Shipper’s behalf shall (a) be reimbursed by Shipper upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (b) be deducted from amounts otherwise due Shipper under this Agreement. Shipper hereby agrees to indemnify, defend and hold harmless Gatherer from and against any and all Taxes levied against or with respect to Shipper Gas delivered or services provided under this Agreement.

13.3 Indemnification. Shipper hereby agrees to defend and indemnify and hold Gatherer harmless from and against any and all Losses, arising from the payments made by Shipper in accordance with Sections 13.1 and 13.2, above, including, without limitation, Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of those payments.

APPENDIX A-21

SECTION 14. MISCELLANEOUS

14.1 Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

14.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of governmental authorities now or hereafter having jurisdiction over the Parties, this Agreement or the services performed or the facilities utilized under this Agreement.

14.3 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law principles that would apply the laws of another jurisdiction.

14.4 Interconnecting Pipelines; Third Party Gatherers. Gatherer may from time to time become subject to new requirements imposed by processing plants, the Interconnecting Pipelines or a third party Gatherer. Gatherer shall provide written notice to Shipper of any such new requirements. Thereafter, Shipper shall comply with such new requirements.

14.5 Successors and Assigns. This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and assigns, including any assigns of Shipper’s Interests covered by this Agreement. Each Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement; provided, however, (i) this Agreement shall not be assigned by a Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, (ii) any transfer by Shipper of any of its Interests within the Committed Area shall be expressly made subject to the terms and conditions of this Agreement, (iii) Shipper shall not transfer any interest in this Agreement without first requiring the transferee to execute and deliver to Gatherer a Letter of Attornment substantially in the form attached hereto as Exhibit J and including such other items that need to be addressed in connection with any such assignment or as may be reasonably requested by either of the Parties (the “Attornment Letter”) and (iv) if Shipper assigns less than all of its interest in this Agreement to a third party, the Attornment Letter shall address the manner in which Shipper and its assignee shall apportion any Volume Commitment and/or Preferential Capacity between the parties; provided, further, the Parties acknowledge and agree that Gatherer shall not be entitled to withhold consent to assignment of this Agreement to an assignee for reasons of creditworthiness when such assignee has received a current Investment Grade Rating. Assignment by either Party in compliance with the foregoing requirements shall relieve such Party of any liabilities, obligations or duties accruing hereunder with respect to such assigned interest after the date of such assignment, and the breach of this Agreement by an assignee shall not be considered the assignor’s breach. Notwithstanding (i) above, either Party may assign this Agreement to any of its Affiliates without the consent of the other Party, but any such assignment to an Affiliate shall (x) not relieve the assigning Party of any of its liabilities, obligations or duties hereunder and (y) be subject to the other requirements set forth above.

14.6 Severability. Should any part of this Agreement be found to be unenforceable or be required to be modified by a court or governmental authority, then only that part of this Agreement shall be affected. The remainder of this Agreement shall remain in force and unmodified_

APPENDIX A-22

14.7 Waiver. A waiver by either Party of any one or more provisions of this Agreement or defaults by the other Party hereunder shall not operate as a waiver of such provisions in the future or of any future defaults, whether of a like or different character.

14.8 Confidentiality. The Parties agree to keep the terms of this Agreement confidential and not disclose the same to any other Persons without the prior written consent of the other Party; provided, the foregoing shall not apply to (i) disclosures compelled by law, securities exchange or court order; (ii) to the extent necessary for a Party to enforce its rights hereunder against the other Party; (iii) disclosures to a Party’s financial advisors, consultants. attorneys, banks, institutional investors and prospective purchasers of property; or (iv) disclosures to owners or potential owners of an Interest within the Committed Area whose Gas is or will be sold by Shipper, but only for the purpose of determining the costs attributable to such owners’ Interest or to any royalty owners burdening any working interest owner’s share of the Shipper Gas, provided those Persons, in the case of disclosures pursuant to the provisions of this Section 14.8(iii) and (iv), likewise agree to keep this Agreement confidential.

14.9 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement at least seventy-two (72) hours prior to the intended release date of such announcement. The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement. Nothing contained in this Section 14.9 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any state or federal governmental authority or agency to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, Toronto Stock Exchange, or any other regulated stock exchange.

14.10 Published Indices. In the event any published price index referred to in this Agreement ceases to be published, the Parties shall mutually agree to an alternative published price index representative of the published price index referred to in this Agreement.

14.11 Amendments. Any amendment, change, modification or alteration of this Agreement shall be in writing, signed by the Parties.

14.12 Entire Agreement. This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it

APPENDIX A-23

14.13 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, UNDER ANY THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE FOR, AND LOSSES SHALL NOT INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY UN-AFFILIATED THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, UNAFFILIATED THIRD PARTY CLAIMS FOR CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

14.14 Interpretation.

(a) References to Sections, Recitals, Exhibits or similar terms are references to such provisions of or Exhibits to this Agreement. Rights and obligations of the Parties set out in the Exhibits shall have the same effect as if they were set out in the main body of this Agreement.

(b) References in the singular shall include references in the plural and vice versa, words denoting gender shall include any other gender and words denoting natural persons shall include any other persons.

(c) The words “include” and “including” are to be construed to mean “include or including, without limitation.”

(d) A reference to a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty, or other legislative measure, in each case of any jurisdiction whatever (and “lawful” and “unlawful” shall be construed accordingly).

(e) All references to a particular entity shall include such entity’s successors and permitted assigns.

APPENDIX A-24

EXHIBIT A

Dedicated Sections

A - 1

EXHIBIT B

Magnolia Gathering System

B - 1

EXHIBIT C

INITIAL DESIGN CONDITIONS

Table 4a: WOR Initial Build Pipelines

	16”	8”	[1]6”
Total Miles	18.5	2.5	33.33

Note 1: If elected prior to 9/15/2009, 6” pipe can be converted to 16” pipe at a conversion rate of 0.375 miles of 16” pipe per 1 mile of 6” pipe.

Table 4b: EOR Initial Build Pipelines

	24”	20”	10”	8”	[1]6”	4”
Total Miles	12.5	6.0	15.0	34.0	86.0	2.5

Note 1: If elected prior to 9/15/2009, b” pipe can be converted to 16” pipe at a conversion rate of 0.375 miles of 16” pipe per 1 mile of 6” pipe.

Table 5a: WOR Initial Build Dehydration Capacity

(MMscfd)
Total	200

Table 5b: EOR Initial Build Dehydration Capacity

MMscfd
Total	500

Table 6a: WOR Initial Build Compression

Total (HP)
Total	8040

Table 6b: EOR Initial Build Compression

Total (HP)
Total	18,760

Table 7a: WOR Amine Treating Plant Capacity Initial Build

	Note	Capacity (MMscfd)
	Purchase & Install 200 gpm amine plant	(5%-2%)
Total	(keep existing rental units in service)	[1]200

Note 1: Based upon physical location of existing treaters and the supply behind them

C-1

Table 7b: EOR Amine Treating Plant Capacity Initial Build

	Note	Capacity (MMscfd)
		(5%-2%)
Total	Install 1000 GPM, Install 1000 GPM	500

Table 8: Initial Build Receipt Points

Description	Design Quantity	[1]Substitution Factor
4” Meter Runs	194
6” Meter Runs	7	1.33
8” Meter Runs	1	2
10” Meter runs	0	2.50

Note 1: If requested prior to 12/31/2010, shipper can elect a quantity of the 4” meter runs be replaced with larger meter runs according to the substitution factor. For example, shipper can elect (103) 8” senior meter runs in lieu of (206) 4” meter runs. As substitutions are made and agreed upon, this table will be updated and attached to the agreements. Original design basis provided (206) 4” meter runs.

C-2

EXHIBIT D

Magnolia Gathering System Completion Date	Date
Magnolia Gathering System is inclusive of the following:	12/31/2010
1—All pipelines with diameters equal to and greater than 8”
2—All treating, dehydration, compression, and interconnects
3—Initial Build Laterals and Receipt Points

WOR Initial Build Milestones

Description	[1]Estimated Operational Date	Compression Capacity	Treating Capacity (5% - 2%)
16” Trunkline from Clear Lake to General Posey	12/31/2009
16” Line from General Posey to General A.S. Johnston	12/31/2009
16” Line from General A.S. Johnston to General Taylor	03/01/2010
200 GPM Amine Plant at Clear Lake	02/28/2010		[2]57 MMscfd
Clear Lake Compression	02/28/2010	200 MMscfd
Line CP Tap	02/28/2010
Boardwalk Tap	04/01/2010

EOR Initial Build Milestones

Description	[1]Estimated Operational Date	Compression Capacity	Treating Capacity (5% - 2%)
1000 GPM Plant at Magnolia	01/05/2010		250 MMscfd
24” trunkline	01/05/2010
Gulf South Legacy Tap	01/05/2010
10” line AW (from the east side Sec 9 T14N R10W to the west side of Sec 7 of T14N R10W)	01/05/2010
8” Line EW (from the east side of Sec 28 T13N R9W to west side of Sec 27 T13N R10W)	01/05/2010
Boardwalk Tap	04/01/2010
CP Tap	03/26/2010
1000 GPM Plant (Plant 2) at Magnolia	03/26/2010		[3]500 MMscfd
Compression at Magnolia	03/26/2010	500 MMscfd

Note 1: Schedule is subject to the provisions as stated in section 5.2. The milestones listed above will be periodically reviewed based upon the previsions listed in 5.2.

Note 2: Capacity of CEFS 200 gpm Treater is 57 MMscfd based on 5% inlet to 2% inlet. The total treating capacity of the treating WOR is dependent on the provisions listed in table 7a.

Note 3: Capacity reflected is total capacity of both treaters.

D-1

EXHIBIT E

Expansion Completion Deadlines

FOR Expansion Plans in 100 MMscfd Increments
Task	Description	+100	4-200	+300	+400	+500
Completion Deadlines after required Notice Provided[1,2]		11 Mths	3-6 Mths	6-9 Mths	11 Mths	3-6 Mths
1	(1) mile 24” line from Magnolia south	o	x	x	x	x
2	(2) miles 10” from NW Corner of Section 13 to NW Corner of Section 15 in T12N 9W	o	x	x	x	x
3	Install compression and dehydration for 100 MMscfd	o	x	x	x	x
4	Install 1000 gpm amine plant	o	x	x	x	x
5	Install compression and dehydration for 100 MMscfd		o	x	x	x
6	Install (5) miles 16” line from NW Comer of Section 3 T12N R9W to NW Corner of Section 2 T12N R10W			o	x	x
7	Install (2) miles 10” line from NW Corner of Section 2 to NW Corner of Section 9 T14 N R10W			o	x	x
8	Install (75) miles of 24” line from NW Corner of Section 3 T13N R9W to 42” alley (excluding the 1 mile laid earlier)			o	x	x
9	Install (4.5) miles of 12” line from NW Corner of Section 3 T13N R9W to NW Corner of Section 1 T13N R10W			o	x	x
10	Install compression and dehydration for 100 MMscfd			0	x	x
11	Install 1000 gpm amine plant				o	x
12	Install (2) miles 10” line from SW Corner of Section 35 to NW Corner of Section 26 T13N R10W				0	x
13	Install (7) miles of 12” line from SE Corner of Section 16 T14N R9W to NW Corner of Section 21 T14N R10W				0	x
14	Install compression and dehydration for 100 MMscfd				o	x
15	Install compression and dehydration for 100 MMscfd					o

E-1

WOR Expansion Plans in 100 MMscfd Increments
Task	Description	+100	+200	+300	+400	+500
Completion Deadlines after required Notice Provided 3” Z		11 Mths	6-9 Mths	11 Mths	3-6 Mths	6-9 Mths
1	Install 1000 gpm amine plant	o	x	x	x	x
2	Install (3) miles 16” line from NE Corner of Section 30 to SW Corner of Section 31 T13N R12W	o	x	x	x	x
3	Install (3) miles 16” line from NW Corner of Section 22 to SW Corner of Section 34 T14N R12W	o	x	x	x	x
4	Install compression and dehydration for 100 MMscfd	o	x	x	x	x
5	install (2) miles 10” line from SW Corner of Section 31 to SW Corner of Section 33 T12N R12W		0	x	x	x
6	Install (2) miles 12” line from SW Corner of Section 20 to NE Corner of Section 21 T13N R12W		o	x	x	x
7	Install compression and dehydration for 100 MMscfd		o	x	x	x
8	Install (11.5) miles of 20” line from Bolan to Lafitte			a	x	x
9	Install compression and dehydration for 100 MMscfd			o	x	x
10	Install 1000 gpm amine plant			a	x	x
11	Install compression and dehydration for 100 MMscfd				o	x
12	Install 200 gpm amine plant					o
13	Install compression and dehydration for 100 MMscfd					o

Note 1: Completion Deadlines after required notice provided can be adjusted to account for equipment deliveries and timelines for permitting.

Note 2: Compressor stations will be permitted for full compression capacity.

Note 3: If shipper elects expansion in greater than 100 increments the Completion Deadline after required notice provided will be the greatest of the Completion Deadline after required notice provided. For example if shipper elects the WOR +300 and +400 in single election the Completion Deadline after required notice provided will be the greater of +300 and +400 notice (11 months).

Note 4: Although not shown in the tables above lines will be looped as required from Receipt Points to the Core Laterals as well as meters for Receipt Points upgraded as needed to meet pressure requirements.

Legend

o = Required task for elected expansion increment

x = Required task for prior expansion increment

E-2

EXHIBIT F

Revised Gathering Fee Calculations

Upon an Expansion Request by a Shipper pursuant to Section 6, the Gathering Fee will be re-calculated pursuant to the Revised Gathering Fee Calculation in this Exhibit F and shall be effective upon the in-service date for the relevant. Expansion Capacity. For any Expansion, the applicable Base Fee identified in the tables below will be the Base Fee that corresponds to the amount of applicable EOR or WOR System Capacity (as the case may be) resulting from the Expansion (the “Applicable Base Fee”). If Expansion Capacity includes EOR and WOR Expansions, the Applicable Base Fee shall be the lower of the respective Base Fees identified in the EOR and WOR tables below, irrespective of the resulting EOR or WOR System Capacities; unless simultaneous expansions are made, then the applicable Base Fee in the Simultaneous Expansion Table below applies. Unless otherwise agreed, Expansions shall be made in multiples of 100 MMcf/d up to 500 MMcf/d for each system, EOR and WOR, at any given time within the first five (5) years after the Effective Date.

Notwithstanding the calculations for Revised Gathering Fees in this Exhibit F, the Revised Gathering Fees shall continue to be subject to escalation and de-escalation factors as per Section 4, 7, and 9.2 of the Agreement.

WOR System Capacity	Total Expansion Capacity	WOR Base Fee ($/MMBtu)
200 MMcf/d	Initial Capacity	[***]
300 MMcf/d	100 MMcf/d	[***]
400 MMcf/d	200 MMcf/d	[***]
500 MMcf/d	300 MMcf/d	[***]
600 MMcf/d	400 MMcf/d	[***]
700 MMcf/d	500 MMcf/d	[***]

EOR System Capacity	Total Expansion Capacity	EOR Base Fee ($/MMBtu)
500 MMcf/d	Initial Capacity	[***]
600 MMcf/d	100 MMcf/d	[***]
700 MMcf/d	200 MMcf/d	[***]
800 MMcf/d	300 MMcf/d	[***]
900 MMcf/d	400 MMcf/d	[***]
1,000 MMcf/d	500 MMcf/d	[***]

Simultaneous Expansion	Base Fee ($/MMBtu)
1st 200 MMcf/d	[***]
2nd 200 MMcf/d	[***]
3rd 200 MMcf/d	[***]
4th 200 MMcf/d	[***]
5th 200 MMcf/d	[***]

Whereas the Revised Gathering Fee will be calculated as follows:

(a) The Revised Gathering Fee =

(i) The sum of:

Initial Capacity*Applicable Base Fee +

Incremental Capacity for 1st election (if any) * Applicable Base Fee * Inflator # 1 +

Incremental Capacity for 2nd election (if any) * Applicable Base Fee * Inflator # 2 +

Incremental Capacity for 3rd election (if any) * Applicable Base Fee * Inflator # 3 +

Incremental Capacity for 4th election (if any) * Applicable Base Fee * Inflator # 4 +

Incremental Capacity for 5th election (if any) * Applicable Base Fee * Inflator # 5

(ii) Divided by the total System Capacity of either the FOR or WOR system, whichever system generated the Applicable Base Fee, except in the case of a simultaneous expansion of the WOR and EOR Systems. Where there is a simultaneous Expansion of the EOR and WOR Systems, the total System Capacity shall include the total capacity of each system including expansion volumes for both WOR and FOR Systems.. For avoidance of doubt, the total System Capacity shall include the current Expansion and any previous Expansions from the applicable System.

Where the Inflator attributable to each Expansion shall be determined by the formula below:

Inflator = 1 + (Future Cost Index – Initial Cost Index) * 75%

Initial Cost Index

Where “Cost Index” is the Producer Price Index Industry Data (Series Id: PCU2111112111113) for the Crude Petroleum & Natural Gas Extraction Industry, under the Natural gas (from the well head) product category, Base Date 198406 published by the U.S. Bureau of Labor and Statistics.

Where the “Initial Cost Index” is Cost Index averaged for the 12-month period prior to August 2009.

Where the “Future Cost Index” is the average of the Cost Index for the 12-month period immediately prior to the month the election of incremental capacity was made. Each Expansion will have a unique Future Cost Index that will not change once established.

In the event of more than one Expansion, the new Applicable Base Fee will apply to the calculation of the current Expansion and each preceding Expansion. The new Inflator however shall only be applied to the calculations applicable to the Year the current Expansion is taking place. The previous Inflators used during earlier Expansion(s) shall be multiplied by the new Applicable Base Fee for the portions of the calculation applicable to the year such inflator was established.

Example, illustrating Revised Gathering Calculation for Expansions made on the EOR system:

Year 1 – 200 MMcf/d EOR, assumed Future Cost Index is 10% higher than the Initial Cost Index for purposes of example (e.g. ((Future Cost Index – Initial Cost Index)/(Initial Cost Index)) =10%

Year 2 – 100 MMcf/d EOR, assumed Future Cost Index is 10% higher than the Initial Cost Index for purposes of example =10%

Year 3 – 200 MMcf/d EOR, assumed Future Cost Index is 15% higher than the Initial Cost Index for purposes of example =15%

The Revised Gathering Fee for Year 1, where the EOR System is expanded by 200 MMcf/d increasing the EOR System Capacity to 700 MMcf/d is calculated as follows:

Applicable Base Fee = [***]

Revised Gathering Fee = [***]

Revised Gathering Fee = [***]/MMBtu; the Revised Gathering Fee applies to Gas flowing on both the EOR and WOR Systems

The Revised Gathering Fee for Year 2, where the EOR System is expanded by an incremental 100 MMcf/d increasing the EOR System Capacity to 800 MMcf/d is calculated as follows:

Applicable Base Fee = [***]

Revised Gathering Fee after 1st Expansion of [***]

Revised Gathering Fee for 2nd Expansion – [***]

Revised Gathering Fee = [***] MMBtu; the Revised Gathering Fee applies to Gas flowing on both the EOR and WOR Systems

The Revised Gathering Fee for Year 3 where, the EOR System is expanded by an incremental 200 MMcf/d increasing the FOR System Capacity to 1,000 MMcf/d is calculated as follows:

Applicable Base Fee = [***]

Revised Gathering Fee for 1st Expansion of [***]

Revised Gathering Fee for 2nd Expansion of incremental [***]

Revised Gathering Fee for 3rd Expansion = [***] Revised Gathering Fee = [***]/MMBtu; the Revised Gathering Fee applies to Gas flowing on both the EOR and WOR Systems.

Example, illustrating Revised Gathering Fee Calculation for Simultaneous Expansions:

If a simultaneous expansion of 400 MMcf/d occurs for both WOR and EOR, assumed Future Cost Index is 10% higher than the Initial Cost Index for purposes of example (e.g. ((Future Cost Index Initial Cost Index)/(Initial Cost Index)) –10%

The Revised Gathering Fee is calculated as follows:

Applicable Base Fee = [***]

Revised Gathering Fee for WOR and EOR after Expansion of 400 MMcf/d (each side) = [***]

Revised Gathering Fee = [***]/MMBtu; the Revised Gathering Fee applies to Gas flowing on both the EOR and WOR Systems

EXHIBIT G

EXAMPLE OF ADDITIONAL SERVICES FEE CALCULATION

[***]

G-1

EXHIBIT H

GUARANTY

THIS GUARANTY is made this 1st day of September, 2009 (the “Effective Date”) by CenterPoint Energy, Inc. (“Guarantor”), to and for the benefit of EnCana Oil & Gas (USA) Inc., and its successors and assigns (“EnCana”) under that certain Gas Gathering and Treating Agreement (the “GGA”) dated September 1, 2009 between EnCana, as Shipper, and CenterPoint Energy Field Services, Inc., a subsidiary of Guarantor, as Gatherer (“CEFS”) relating to the provision of gathering and treating services with respect to natural gas produced by EnCana in Red River and DeSoto Parishes, Louisiana.

WITNESSETH:

For good and valuable consideration, the receipt and adequacy of which are acknowledged by Guarantor, including, without limitation, the benefits that Guarantor will derive from CEFS’s entry into the GGA, Guarantor agrees as follows:

1.	Subject to and not exceeding the Maximum Guaranty (defined below), Guarantor hereby unconditionally and irrevocably guarantees to EnCana (a) to fund CEFS’ obligations under the GGA and (b) the punctual payment in full of any and all financial obligations, including, without limitation, those relating to indemnity, due and payable to EnCana under the GGA (collectively, the “Obligations”). The Obligations expressly exclude and Guarantor shall not be liable for (1) indirect, special or consequential damages or (2) punitive or exemplary damages. Guarantor agrees that this Guaranty is a guarantee of the Obligations and that Guarantor is primarily liable and responsible for the Obligations. It is not necessary for EnCana, in order to enforce the Obligations by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against CEFS or others liable for any of the Obligations. In addition to Guarantor’s liability for the Obligations herein. Guarantor agrees to pay any losses, damages, or expenses, including reasonable attorney’s fees, incurred by EnCana in enforcing any rights under the GGA or this Guaranty. Unless otherwise specifically defined in this Guaranty. defined terms herein shall have the meaning ascribed to them in the GGA.

2.	Guarantor’s maximum obligation under this Guaranty with respect to the Obligations (the “Maximum Guaranty”) shall be the sum of the Initial Guaranty Amount. the Expansion Capacity increment Guaranty Amounts, and Additional Services Guaranty Amounts, as such amounts may change from time to time, and as such amounts are calculated below:

a.	Initial Guaranty Amount. As of the Effective Date, Guarantor guarantees to EnCana the Obligations up to Two Hundred Million U.S. Dollars (U.S. $200,000,000.00) of the Obligations (“Initial Guaranty Amount”). Effective on the Gathering System Completion Date, the Initial Guaranty Amount shall become Fifty Million U.S. Dollars (U.S. $50,000,000.00) until this Guaranty terminates.

b.	Expansion Capacity Increment Guaranty Amounts.

i.	Pursuant to Section 6 of the GGA, as such Section may be modified from time to time, EnCana may notify CEFS through “Expansion Capacity Requests” to expand the capacity of CEFS’ Magnolia Gathering System.

ii.	For each 100 MMcf per day increment in any Expansion Capacity Request made by EnCana pursuant to Section 6.1 of the GGA, as such Section may be modified from time to time, Guarantor’s Maximum Guaranty pursuant to this Guaranty shall increase by Thirty-Five Million U.S. Dollars (U.S. $35,000,000.00) (each an “Expansion Capacity Increment Guaranty Amount” and collectively the “Expansion Capacity Increment Guaranty Amounts”).

iii.	Guarantor’s guarantee to EnCana with respect to the Obligations up to each Expansion Capacity increment Guaranty Amount shall commence on the effective date of the applicable Expansion Capacity Request and terminate upon completion of the construction and installation of the corresponding Expansion Capacity facilities. An example of a calculation of the Maximum Guaranty is provided in Schedule 1 to this Guaranty.

iv.	For each Expansion Capacity Increment Guaranty Amount, such Amount shall be increased above $35 million on the date EnCana notifies CEFS of the Expansion Capacity Request, using the formula for the Inflator provided for in Exhibit F of the GGA to calculate the Revised Gathering Fee, such Inflator to be calculated as of the date of the request.

c.	Additional Services Guaranty Amount.

i.	Pursuant to Section 7 of the GGA, as such Section may be modified from time to time. EnCana may request CEFS to provide Additional Services or Additional interconnections on CEFS’ Magnolia Gathering System, following which request CEFS shall provide to EnCana a proposal for such Additional Services or Additional Interconnections and the Additional Gathering Fee in connection therewith (an “Additional Services Proposal”).

ii.	For each accepted Additional Services Proposal, Guarantor’s Maximum Guaranty pursuant to this Guaranty shall increase by the amount of the capital expenditure used to perform the calculation of the Additional Gathering Fee pursuant to the formula in Exhibit G of the GGA (each an “Additional Services Guaranty Amount” and collectively the “Additional Services Guaranty Amounts”).

iii.	Guarantor’s guarantee to EnCana of the Obligations up to each Additional Services Guaranty Amount shall commence on the effective date of EnCana’s notice under Section 7.2(x) of the GGA to commence construction of the Additional Services requested and terminate upon completion of the construction and installation of the corresponding Additional Services facilities.

d.	Other Cost Increases.

In the event that EnCana reasonably believes that CEFS’ costs for the Initial Build or any Expansion Capacity or Additional Services may be materially in excess of the respective Maximum Guaranty provided pursuant to sections 2.a, 2.b, or 2.c, then EnCana may request, and Guarantor hereby agrees, to negotiate in good faith an increase in the respective Maximum Guaranty to provide a revised Maximum Guaranty which revised Maximum Guaranty would approximate the anticipated cost of the respective construction project (i.e., the Initial Build, the Expansion Capacity, the Additional Services, respectively); provided, however, unless mutually agreed between Guarantor and EnCana, Guarantor shall not be obligated to increase the Maximum Guaranty.

e.	Decreases in Maximum Guaranty Due to Capital Expenditures Made by CEFS.

If Guarantor reasonably believes that the Maximum Guaranty may be materially in excess of CEFS’s remaining capital expenditures for completion of the Initial Build, Expansion Capacity and Additional Services provided for in section 2.a, 2.b, or 2.c, then Guarantor may request, and EnCana hereby agrees, to negotiate in good faith a decrease in the Maximum Guaranty to provide a revised Maximum Guaranty which revised Maximum Guaranty would approximate the remaining anticipated capital expenditures for the respective construction projects (i.e., the Initial Build, the Expansion Capacity, the Additional Services, respectively); provided, however, unless mutually agreed between Guarantor and EnCana, EnCana shall not be obligated to decrease the Maximum Guaranty.

3.	EnCana may, in its sole and absolute discretion, without notice to or consent by Guarantor, and without in any way releasing, altering, impairing, or discharging the obligations and liabilities of the Guarantor under this Guaranty, from time to time (a) waive compliance with or any default under the provisions of the GGA; (b) enter into such modifications, extensions, amendments, supplements, or other agreements respecting the GGA as CEFS and EnCana may deem appropriate, whereupon Guarantor shall continue to be fully liable hereunder for the Obligations of CEFS under the GGA as so modified, extended, or amended; (c) effect any release, compromise, or settlement in connection and compliance therewith; or, (d) accept, release or discharge any other person as a guarantor of any or all of CEFS’s Obligations.

4.

The obligations of the Guarantor hereunder (a) shall be absolute and unconditional, irrespective of any change in the time, manner, or place of payment of any of the Obligations, or any other amendment or waiver of or any consent to departure from or termination of the GGA; (b) shall be primary, immediate, and direct; (c) shall not be conditioned upon the pursuit by EnCana of any remedy Which it may have against CEFS or any other person with respect to the GGA; and (d) shall not be diminished or relieved by the release or discharge of CEFS in any creditors, receivership, bankruptcy, or other proceedings, the impairment, limitation, or modification of the liability of CEFS or the estate of CEFS in bankruptcy or of any remedy for the enforcement of CEFS’s liability under the GGA, resulting from the operation of any present or future provisions of the U. S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) or other statute or from the decision in any court, the rejection or disaffirmance of the GGA in any such proceedings. Furthermore, the obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by Guarantor) whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to Guarantor or otherwise, whether based upon any obligations or any other agreements or otherwise, howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct of CEFS, negligence or otherwise, and without limiting the foregoing irrespective of (and whether or not Guarantor shall have notice or knowledge of): (a) any lack of validity or enforceability of the GGA or of any agreement or instrument relating thereto; (b) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations guaranteed hereunder, or any other amendment or waiver of or consent to any departure from the GGA or any other agreement relating to any Obligations; (c) any other circumstance which might otherwise constitute a defense available to, or a discharge of CEPS or Guarantor; (d) the absence of any action on the part of EnCana to obtain satisfaction of the Obligations guaranteed hereunder from CEFS; (e) the absence of notice or any delay in any action to enforce any Obligations or to exercise any right or remedy against Guarantor or CEFS, whether hereunder, under any Obligations or under any agreement or any indulgence, compromise or extension granted; or (f) the termination or cessation of any relationship between Guarantor and CEFS.

5.	The Guarantor waives (a) any rights to promptness, diligence, presentment, notice of intent, demand for payment for any sum due from CEFS, or (b) any right to notice afforded to CEFS under the GGA.

6.

Until such time as all the obligations guaranteed hereunder have been, subject to the Maximum Guaranty, fully and indefeasibly satisfied in full, Guarantor shall have no rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from any person or entity (including, without limitation, CEFS) for any payments made by Guarantor hereunder, and Guarantor hereby waives and releases absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery which it may now have or hereafter acquire. If any amount shall be paid to Guarantor in violation of the preceding sentence and the obligations guaranteed hereunder shall not have been, subject to the Maximum. Guaranty, paid in full, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for the benefit of, EnCana and shall forthwith be paid to EnCana to be credited and applied upon the obligations guaranteed hcreunder, whether matured or unmatured, in accordance with the terms of the GGA. Guarantor acknowledges that it will derive substantial direct and indirect benefit from the execution and of the GGA by CEFS and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits. Guarantor further agrees that. to the extent that CEFS or Guarantor makes a payment or payments to

EnCana, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to CEFS or Guarantor or their respective estate, trustee, receiver or any other party under the Bankruptcy Code or any other state or federal law, common law or equitable cause, then to the extent of such payment or repayment, this Guaranty and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. The provisions of this paragraph shall survive the satisfaction of the Obligations guaranteed hereunder and the termination of this Guaranty.

7.	Guarantor represents and warrants to EnCana that (a) the execution and delivery of this Guaranty has been duly authorized by the Board of Directors of Guarantor, does not contravene any law, or any contractual or legal restriction, applicable to it, and is reasonably expected to benefit Guarantor, (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its execution, delivery and satisfaction of this Guaranty, (c) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived, (d) CEFS is a subsidiary of Guarantor, (e) Guarantor will, directly or indirectly, benefit from the transaction which is the subject of the GGA, and (f) neither the execution, delivery or satisfaction of this Guaranty, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or result in a default under or a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the Bylaws of Guarantor or of any contract to which Guarantor is a party or by which it is bound.

8.	Miscellaneous.

a.	Amendments, etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall be effective unless the same shall be in writing and signed by EnCana.

b.	Addresses for Notices. All notices and other communications provided for hereunder shall be in writing, and delivered via certified mail, return receipt requested to the addresses set forth next to the signatures below, or to such other address as shall be designated by Guarantor or EnCana in written notice to the other party. All such notices and other communications shall be effective when delivered to the following addresses:

EnCana:	EnCana Oil & Gas (USA) Inc.
370 17th Street, Suite 1700
Denver, CO 80202
Attn: Vice-President, Finance

Guarantor:	CenterPoint Energy, Inc.
1111 Louisiana, 38th Floor
Houston. TX 77002
Attn: Treasurer

c.	No Waiver; Remedies. No failure on the part of EnCana to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive or any remedies provided by law.

d.	Continuing Guaranty. This Guaranty shall create a continuing guaranty and shall (a) remain in full force and effect until satisfaction in full, subject to the Maximum Guaranty, and termination of the Obligations, (b) be binding upon Guarantor, Guarantor’s successors and assigns, and (c) inure, together with the rights and remedies of EnCana hereunder, to the benefit of EnCana and its successors, as permitted under the GGA. Guarantor and EnCana may not assign their respective rights and obligations under this Guaranty without the prior written consent of the other party, which consent shall not be unreasonably withheld.

e.	Governing Law. This guarantee shall be governed by the laws of the State of New York without regard to conflict of law provisions thereof.

f.	Severability. If any provision of this Guaranty is held to be unenforceable by any court of competent jurisdiction, all other provisions of this Guaranty will remain effective. If any provision of this Guaranty is held to be enforceable only in part or degree, it will remain effective to the extent not held unenforceable.

THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES TO IT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first written above.

CENTERPOINT ENERGY, INC.

By:

Print or Type Name of Signatory:

Its:

Date:

SCHEDULE 1

TO GUARANTY DATED SEPTEMBER 1, 2009 BY CENTERPOINT ENERGY, INC. TO

AND FOR THE BENEFIT OF ENCANA OIL & GAS (USA) INC.

(Example of Calculation of Maximum Guaranty)

If EnCana requests expansion of the capacity of the Magnolia Gathering System of 200 MMcf per day on the West side of the Red River, the corresponding Expansion Capacity Increment Guaranty Amount will be $70 million. If EnCana then provides an Expansion Capacity request for an additional 100 MMcf per day on the East side of the Red River, the Expansion Capacity Increment Guaranty Amount will increase to a total of $105 million. If CEFS thereafter completes the facilities that accommodate only one of the 100 MMcf per day increments, the Expansion Capacity Increment Guaranty Amounts shall decrease from $105 million to $70 million as of the date the 100 MMcf per day Expansion is completed.

EXHIBIT I

Redelivery Points

Existing Interconnects

1.	Gulfsouth interconnect Martin Field CP #1 located in Section 9, Township 13 North, Range 8 West.

2.	Gulfsouth interconnect Bolan 27-I well located in Section 22, Township 14 North, Range II West.

3.	Texas Eastern’s 24 inch Line No. 11 located in Section 28, Township 14 North, Range 11 West in Red River Parish, Louisiana at milepost 278.96 (Line No. 11).

4.	Texas Eastern at the Laffitte (General Posey) Gathering Line Interconnect in Section 21, Township 13N, Range 12W, in DeSoto Parish, Louisiana at milepost 270.15 (Line No. 1 1).

5.	Texas Eastern at the Sustainable Gathering Line Interconnect in Section 30, Township 13 North, Range 12 West, in DeSoto Parish, Louisiana at milepost 269.38 (Line No. 11).

To Be Constructed WOR

6.	Future Redelivery Point to Boardwalk constructed pursuant to Section 5.7.

7.	Future Redelivery Point to Centerpoint Transmission constructed pursuant to Section 5.7.

To Be Constructed EOR

8.	Future Redelivery Point to Boardwalk constructed pursuant to Section 5.7.

9.	Future Redelivery Point to Gulfsouth Legacy System constructed pursuant to Section 5.7.

10.	Future Redelivery Point to Centerpoint Transmission constructed pursuant to Section 5.7.

I-1

Field Redelivery Points

(Gas to be delivered untreated and saturated)

1.	The following Tristate Field redelivery points (MAOP of Field Redelivery Points is 1000 psig):

a.	Section 26 Tristate Receipt Point – in the NE 1/4 of Section 26 of T14N-R10W.

b.	Section 8 Tristate Receipt Point – in the NE 1/4 of the NE 1/4 of section 8 of T14N-R10W.

c.	Section 35 Tristate Receipt Point – in the SE 1/4 of the SE 1/4 of section 35 T14N-R10W.

d.	Section 7 Tristate Receipt Point – near the intersection of the following four sections: Sections 7 and 18 of T14N-R10W and Section 12 and 13 of T14N-R11W

e.	Section 29 Tristate Receipt Point – near the intersection of the following four sections: Sections 29, 30, 31, and 32 of T14N-R10W.

f.	Section 16 Tristate Receipt Point – SE 1⁄4 of the SE 1⁄4 of section 16 of T14N-R10W.

g.	Price Station Tristate Receipt Point – in NE 1⁄4 of Section 14 in T13N-10W of Red River Parish.

2.	Petrohawk Redelivery Point in Section 22 of T14N-11W; subject to the provisions of 3.1(c) of the GGA.

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EXHIBIT J

ATTORNMENT LETTER

EnCana Oil & Gas (USA) Inc.             [Name of Transferee]

370 Seventeenth Street, Suite 1700     [Address of Transferee]

Denver, Colorado 80202

Subject:	Transfer of Interests in Committed Area

Notification and Consent to Assignment

Ladies and Gentlemen:

1. Agreement for Transfer of Interests in Committed Area. Per prior discussions, your respective offices have been apprised that EnCana Oil & Gas (USA) Inc. (“Shipper”) and [name of transferee] (“Successor Shipper”) have entered an agreement by which Shipper will transfer to Successor Shipper (the “Transfer”) those interests described on Schedule I (the “Assigned Interests.”).

2. Cognizance of Prior Gas Gathering Agreement. The parties acknowledge that the Assigned Interests have been dedicated to CenterPoint Energy Field Services, Inc. (“Gatherer”) by virtue of that certain Gas Gathering and Treating Agreement dated September [        ], 2009, the “Gas Gathering Agreement”), by and between Shipper and Gatherer, a copy of which is attached hereto and made a part hereof as if set forth herein in its totality.

3. Reservation of Rights by Gatherer. Gatherer hereby expressly reserves all its rights under the Gas Gathering Agreement with respect to the Assigned Interests. Successor Shipper hereby acknowledges and agrees that it is acquiring the Assigned Interests subject to Gatherer’s rights under the Gas Gathering Agreement.

4. Assumption of Shipper’s Obligations. Successor Shipper hereby assumes and agrees to perform all of the obligations of Shipper to Gatherer, and receives and accepts all rights of Shipper, under the Gas Gathering Agreement, to the extent that such obligations and rights pertain to the Assigned Interests. but insofar, and only insofar as, [                    ]. [NOTE: To be completed at time of assignment.]

5. Consent to Transfer. Gatherer hereby acknowledges and consents to the assignment of the Gas Gathering Agreement as described in Section 4 above.

6. Other Matters. [Other matters that are reasonably requested by either Shipper or Gatherer will be addressed here, such as allocation of Commitment Volumes and corresponding obligations between the parties]

7. Counterparts. This document may be executed in any number of counterparts, each of which, when combined and taken together, shall be considered but one and the same document.

Your prompt attention to this matter will be appreciated. Should you have any questions or require further information in this regard, please contact our office.

Yours very truly,

Name
[title]

[Signature Page Follows]

ENCANA OIL & GAS (USA) INC.

Agreed to and approved this day of
, 20 .

By:
Name:
Title:

[NAME OF TRANSFEREE]

Agreed to and approved this day of
, 20 .

By:
Name:
Title:

CENTERPOINT ENERGY FIELD SERVICES, INC.

Agreed to and approved this day of
, 20 .

By:
Name:
Title:

Exhibit K to the Gas Gathering Agreement

(Multi-line Rights of Way)

Tract #	Grantor	Document Date	Recording Data		Legal Description			Parish
			Entry Number	COB/Page	Sec	T	R
16” Bolan to T13N R13W Sec 36 (WOR)
1	Carmel Lake, L.P., et al	04/23/09	662567	1002/27	20	13N	12W	DeSoto
2	Graceway Baptist Church	04/17/09	662075	1000/123	20	13N	12W	DeSoto
3	ELIA Properties, L.L.C.	04/13/09	662077	1000/136	29	13N	12W	DeSoto
4	Joe Douglas Palmer, et ux	04/13/09	662076	1000/130	20	13N	12W	DeSoto
5	J&T Carmel 158 Trust	06/12/09	664410	1009/283	20	13N	12W	DeSoto
6	Carmel Lake, L.P., et al	07/08/09	666713	1020/719	21	13N	12W	DeSoto
7	Linda K. Ueckert, et al.	07/01/09	667500	1024/684	21/22	13N	12W	DeSoto
8	Robert Sims Calhoun, et ux.	07/08/09	666714	1020/726	21/23	13N	12W	DeSoto
9	Martin Wade Hatcher, et ux.	07/14/09	665752	1016/516	22	13N	12W	DeSoto
10	Robert Sims Calhoun, et ux.	07/08/09	666715	1020/734	22	13N	12W	DeSoto
11	Barry Dale Rambin	07/08/09	666718	1020/753	22	13N	12W	DeSoto
12	Cheyanne Madison Bryant Babbitt Trust	08/12/09	667501	1024/693	21/22	13N	12W	DeSoto
13	Anderson Living Trust	08/12/09	Unrecorded	Unrecorded	21/22	13N	12W	DeSoto
14	Gus M. Laffitte, et al.	08/06/09	Unrecorded	Unrecorded	22	13N	12W	DeSoto
15	Gus M. Laffitte, et al.	08/06/09	Unrecorded	Unrecorded	22	13N	12W	DeSoto
16	J&T Carmel 158 Trust	10/07/08	659319	988/444	20	13N	12W	DeSoto
17	Diocese of Shreveport	04/01/09	Unrecorded	Unrecorded	21/28	13N	12W	DeSoto
20	Harlon R. Blackmon, et ux.	07/15/09	666716	1020/741	31	13N	12W	DeSoto
21	Vance R. Shaver, et ux.	07/14/09	666717	1020/747	31	13N	12W	DeSoto
22	Jerry Nix, et al.	08/07/09	667502	1024/700	31	13N	12W	DeSoto
23	Gus M. Laffitte, et al.	08/06/09	667189	1022/749	14, 15, 23	13N	12W	DeSoto
24	J&T Carmel 158 Trust	04/21/08	655972	976/60	20	13N	12W	DeSoto
25	Joan Holley Hendrix_	05/06/09	662568	1002/33	30	13N	12W	DeSoto
26	Gus M. Laffitte, et al.	06/11/09	667523	1024/780	30	13N	12W	DeSoto
27	Clay Andrew Robertson	06/11/09	667522	1024/774	30	13N	12W	DeSoto
28	Gus M. Laffitte, et al.	06/11/09	667521	1024/768	30	13N	12W	DeSoto
29	Bettye Bates Laffitte	06/11/09	667520	1024/762	30	13N	12W	DeSoto
30.	Don Foster Jones	Unsigned			6	12N	12W	DeSoto
31	Timothy Anderson	Unsigned			6	12N	12W	DeSoto
General Posey to Texas Eastern Transmission
1	J&T Carmel 158 Trust	04/21/08	655972	976/60	20	13N	12W	DeSoto

K-1